Exhibit 10.1

CREDIT AGREEMENT

dated as of January 9, 2014

among

WESTERN DIGITAL TECHNOLOGIES, INC.

and

WESTERN DIGITAL IRELAND, LTD.,

as the Borrowers,

WESTERN DIGITAL CORPORATION,

as Holdings,

The LENDERS Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC,

as Sole Lead Arranger and Joint Bookrunner

HSBC BANK USA, N.A.,

RBC CAPITAL MARKETS,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Bookrunners

HSBC BANK USA, N.A.,

ROYAL BANK OF CANADA,

BANK OF AMERICA, N.A. and

CITIBANK, N.A.,

as Co-Syndication Agents

BNP PARIBAS,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.,

TD BANK, N.A.,

THE BANK OF NOVA SCOTIA,

U.S. BANK NATIONAL ASSOCIATION

WELLS FARGO BANK, NATIONAL ASSOCIATION

and

SUMITOMO MITSUI BANKING CORPORATION,

as Co-Documentation Agents

i

3.03 Inability to Determine Rates	66

3.04 Increased Costs	66

3.05 Compensation for Losses	68

3.06 Mitigation Obligations; Replacement of Lenders	69

3.07 Survival	69

ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	69

4.01 Conditions of Initial Credit Extension	69

4.02 Conditions to all Credit Extensions	71

ARTICLE V. REPRESENTATIONS AND WARRANTIES	72

5.01 Existence	72

5.02 Execution, Delivery and Performance	72

5.03 Governmental Authorization; Other Consents	72

5.04 Binding Effect	72

5.05 Financial Statements	72

5.06 Litigation	73

5.07 Margin Regulations; Investment Company Act	73

5.08 Disclosure	73

5.09 Solvency	73

5.10 Compliance with Laws	73

ARTICLE VI. AFFIRMATIVE COVENANTS	74

6.01 Compliance with Laws	74

6.02 Payment of Taxes, Etc	74

6.03 Maintenance of Insurance	75

6.04 Preservation of Corporate Existence, Etc	75

6.05 Visitation Rights	75

6.06 Keeping of Books	75

6.07 Maintenance of Properties	76

6.08 Transactions with Affiliates	76

6.09 Financial Statements, Certificates and Other Information	76

6.10 Use of Proceeds	78

6.11 Additional Guarantors	79

ARTICLE VII. NEGATIVE COVENANTS	79

7.01 Liens	79

7.02 Mergers, Etc	81

7.03 Accounting Changes	81

7.04 Indebtedness	82

7.05 Speculative Transactions	84

7.06 Change in Nature of Business	84

7.07 Restricted Junior Payments	84

7.08 Use of Proceeds	85

7.09 Financial Covenants	85

7.10 Suspension of Restricted Junior Payments Covenant	85

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES	86

8.01 Events of Default	86

8.02 Remedies Upon Event of Default	88

8.03 Application of Funds	89

ARTICLE IX. ADMINISTRATIVE AGENT	90

9.01 Appointment and Authority	90

9.02 Rights as a Lender	90

9.03 Exculpatory Provisions	90

9.04 Reliance by Administrative Agent	92

9.05 Delegation of Duties	92

9.06 Resignation of Administrative Agent	92

9.07 Non-Reliance on Administrative Agent and Other Lenders	94

9.08 No Other Duties, Etc	94

9.09 Consent to Loan Documents	94

9.10 Administrative Agent May File Proofs of Claim	94

9.11 Guaranty Matters	95

9.12 Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements	95

ARTICLE X. CONTINUING GUARANTY	96

10.01 Guaranties	96

10.02 Rights of Lenders	97

10.03 Certain Waivers	97

10.04 Obligations Independent	97

10.05 Subrogation	98

10.06 Termination; Reinstatement	98

10.07 Subordination	98

10.08 Stay of Acceleration	98

10.09 Condition of Borrowers	99

10.10 Keepwell	99

ARTICLE XI. MISCELLANEOUS	99

11.01 Amendments, Etc	99

11.02 Notices; Effectiveness; Electronic Communication	102

11.03 No Waiver; Cumulative Remedies; Enforcement	104

11.04 Expenses; Indemnity; Damage Waiver	105

11.05 Payments Set Aside	107

11.06 Successors and Assigns	107

11.07 Treatment of Certain Information; Confidentiality	113

11.08 Right of Setoff	113

11.09 Interest Rate Limitation	114

11.10 Counterparts; Integration; Effectiveness	114

11.11 Survival of Representations and Warranties; Termination	114

11.12 Severability	115

11.13 Replacement of Lenders	115

11.14 Governing Law; Jurisdiction; Etc	116

11.15 Waiver of Jury Trial	117

11.16 California Judicial Reference	117

11.17 Judgment Currency	118

11.18 No Advisory or Fiduciary Responsibility	118

11.19 Electronic Execution of Assignments and Certain Other Documents	119

11.20 USA PATRIOT Act	119

SIGNATURES	S-1

SCHEDULES

2.01	Commitments and Applicable Percentages
7.01	Existing Liens
7.04	Existing Debt
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Swing Line Loan Notice
C-1	Revolving Credit Note
C-2	Term Note
D	Compliance Certificate
E	Assignment and Assumption
F	Subsidiary Guaranty

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of January 9, 2014, among WESTERN DIGITAL TECHNOLOGIES, INC., a Delaware corporation (the “US Borrower”), WESTERN DIGITAL IRELAND, LTD., an exempted company incorporated under the laws of the Cayman Islands (the “Cayman Borrower” and together with the US Borrower, the “Borrowers”), WESTERN DIGITAL CORPORATION, a Delaware corporation (“Holdings”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

Holdings and the Borrowers have requested that the Lenders provide credit facilities and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means JPMCB in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent in such capacity as provided in Article IX.

“Administrative Agent Fee Letter” means the Administrative Agent Fee Letter dated as of November 25, 2013, among the Borrowers, Holdings and JPMCB.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 11.02 or such other address as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Commitments” means, at any time, the Commitments of all the Lenders in effect at such time.

“Aggregate Revolving Credit Commitments” means, as of any date of determination, the Revolving Credit Commitments of all the Lenders on such date. The initial amount of the Aggregate Revolving Credit Commitments in effect as of the Closing Date is $1,500,000,000.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 11.17.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and the UK Bribery Act, as amended.

“Applicable Percentage” means (a) in respect of a Term Loan Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of such Term Loan Facility represented by (i) on or prior to the Closing Date, such Term Lender’s Term Commitment with respect to such Term Loan Facility at such time and (ii) thereafter, the outstanding principal amount of such Term Lender’s Term Loans under such Term Loan Facility at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) with respect to any Incremental Term Loan of any Series, the rate per annum specified in the Incremental Facility Agreement establishing the Incremental Term Commitments of such Series and (b) with respect to any other Loans, the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Sections 6.09(a) or 6.09(b):

Applicable Rate

Pricing Level	Consolidated Leverage Ratio	Commitment Fee	Eurodollar Rate + Letters of Credit	Base Rate +
1	<0.65:1.00	0.175%	1.25%	0.25%
2	>0.65:1.00 but <1.40:1.00	0.200%	1.50%	0.50%
3	>1.40:1.00 but <2.15:1.00	0.250%	1.75%	0.75%
4	>2.15:1.00	0.300%	2.00%	1.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.09(a) or 6.09(b); provided that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Lenders, Pricing Level 4 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day following the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Closing Date until the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.09(a) or 6.09(b) shall be determined based upon Pricing Level 2.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means J.P. Morgan Securities LLC, in its capacity as sole lead arranger.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Assumed Debt” has the meaning specified in Section 7.04(d).

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended June 28, 2013, and the related consolidated statements of income and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means, with respect to the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (a) the Maturity Date of the Revolving Credit Facility, (b) the date of termination of the Aggregate Revolving Credit Commitments pursuant to Section 2.06 and (c) the date of termination of the Revolving Credit Commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus  1⁄2 of 1% per annum and (c) the Eurodollar Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Eurodollar Rate on any day shall be based on the rate per annum appearing on Reuters Screen LIBOR01 Page displaying interest rates for dollar deposits in the London interbank market (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as reasonably determined by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, on such day for deposits in dollars with a maturity of one month. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate, respectively.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Bookrunner Fee Letter” means the Bookrunner Fee Letter dated as of November 25, 2013, among the Borrowers, Holdings, JPMCB, J.P. Morgan Securities LLC, HSBC Bank USA, N.A., Royal Bank of Canada, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, N.A. and Citigroup Global Markets Inc.

“Bookrunners” means each of J.P. Morgan Securities LLC, HSBC Bank USA, N.A., Royal Bank of Canada, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc., in its capacity as joint bookrunner.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.09.

“Borrowing” means Loans of the same Class and Type made on the same date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer or the Swing Line Lender (as applicable) and the Revolving Credit Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or the Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Cash Management Agreement, in each case in its capacity as a party to such Cash Management Agreement.

“Cayman Borrower” has the meaning specified in the introductory paragraph hereto.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any rule, regulation, treaty or other law, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term A-1 Loans, Term A-2 Loans, Incremental Term Loans of any Series, Revolving Credit Loans or Swing Line Loans, (b) any Commitment, refers to whether such Commitment is a Term A-1 Commitment, a Term A-2 Commitment, an Incremental Term Commitment of any Series or a Revolving Credit Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment of a particular Class.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Closing Date Side Letter” means that certain Side Letter, dated as of the Closing Date, by and between the Administrative Agent, Holdings and the Borrowers.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means a Revolving Credit Commitment, a Term A-1 Commitment, a Term A-2 Commitment or an Incremental Term Commitment of any Series or any combination thereof (as the context requires).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) and any successor statute, and any rule, regulation, or order promulgated thereunder, in each case as amended from time to time.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D or any other form approved by the Administrative Agent.

“Consolidated Debt for Borrowed Money” means, as at any date of determination for Holdings and its Subsidiaries on a consolidated basis, all items of Debt that, in accordance with GAAP, would be classified as indebtedness on a consolidated balance sheet of Holdings and its Subsidiaries. For the avoidance of doubt, notwithstanding the foregoing, Consolidated Debt for Borrowed Money does not include obligations under Hedge Agreements or any Debt, or direct or indirect guaranties of or security for Debt, of the type described in clause (f) of the definition of such term, except to the extent of any unreimbursed drawings thereunder.

“Consolidated EBITDA” means, for any period for Holdings and its Subsidiaries on a consolidated basis, net income (or net loss) for such period plus (a) the sum of the following, to the extent deducted in determining net income for such period, without duplication: (i) interest expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization expense (including amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (such as letter of credit fees and commitment fees)), (v) extraordinary losses, (vi) other non-cash items reducing net income (including impairment charges but excluding any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period), provided, however, that all cash and non-cash charges and expenses with respect to the Seagate Arbitration shall be added back to Consolidated EBITDA to the extent that the aggregate amount of all such charges and expenses do not exceed 110% of the aggregate amount recorded by Holdings as an accrual in connection with the Seagate Arbitration through and including the fiscal quarter ended September 27, 2013 identified in its Quarterly Report on Form 10-Q as originally filed with the SEC on October 29, 2013, (vii) any expenses or charges incurred in connection with any issuance of debt or equity securities (including upfront fees payable in respect of bank facilities), (viii) any fees and expenses related to acquisitions and investments permitted hereunder (whether or not any such transaction is consummated) or acquisitions consummated prior to the Closing Date, (ix) restructuring charges, reserves, severance and other transformational charges and other non-recurring or unusual expenses not to exceed, in any period of four consecutive fiscal quarters, an aggregate amount equal to the greater of $250,000,000 and 10% of Consolidated EBITDA for such period (calculated prior to giving effect to any add-back pursuant to this clause (ix)) and (x) unrealized losses in respect of Hedge Agreements (but adding any realized losses to the extent not deducted in calculating such net income (or net loss)) and minus, (b) the sum of the following, to the extent added in determining consolidated net income for such period, without duplication: (i) any extraordinary gains, (ii) non-cash gains increasing net income (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period), and (iii) interest income, in each case determined in accordance with GAAP. For purposes of determining compliance with the covenants set forth in Sections 7.09(a) and 7.09(b), Consolidated EBITDA for the fiscal quarters of Holdings ended on June 28, 2013 and September 27, 2013 will be deemed to be equal to the amounts set forth for such fiscal quarters in the Closing Date Side Letter.

“Consolidated Interest Expense” means, for any period, the excess of (a) total interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries for such period, on a consolidated basis with respect to all outstanding Consolidated Debt for Borrowed Money, including all commissions, discounts, and other fees and charges owed with respect to letters of credit over (b) the sum of the following, without duplication, to the extent included in such consolidated interest expense for such period: (i) any amount not payable in cash and (ii) income (net of costs) under Hedge Agreements in respect of interest rates. For purposes of determining compliance with the covenants set forth in Sections 7.09(a) and 7.09(b), Consolidated Interest Expense for the fiscal quarters of Holdings on June 28, 2013 and September 27, 2013 will be deemed to be equal to the amounts set forth for such fiscal quarters in the Closing Date Side Letter.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Expense for such period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Debt for Borrowed Money as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended.

“Continuing Directors” means the directors of Holdings on the Closing Date, and each other director whose election by the board of directors of Holdings or whose nomination for election by the stockholders of Holdings was approved by a vote of at least a majority of the directors who were either directors of Holdings on the Closing Date or whose election or nomination for election was previously so approved by directors who were Continuing Directors.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (excluding (i) trade payables incurred in the ordinary course of business of such Person that are (A) not overdue by more than 90 days or (B) contested in good faith by appropriate proceedings and as to which appropriate reserves are maintained by such Person and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of Hedge Agreements entered into with a particular counterparty with respect to Debt referred to in clauses (a) through (e) above or clause (i) below (determined as of any date as the amount such Person would be required to pay to its counterparty in accordance with the terms thereof as if terminated on such date of determination), (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below (collectively, “Guarantied Debt”) guarantied directly or indirectly in any manner by such Person, or in effect guarantied directly or indirectly by such Person through an agreement (1) to pay or purchase such Guarantied Debt or to advance or supply funds for the payment or purchase of such Guarantied Debt, (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Guarantied Debt or to assure the holder of such Guarantied Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above (including Guarantied Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has not assumed or become liable for the payment of such Debt.

For all purposes hereof (A) the amount of any Debt that is only recourse to specific assets of such Person shall be deemed to be equal to the lesser of (x) the principal amount of such Debt and (y) the fair market value of the assets of such Person to which such Debt has recourse, (B) the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person, (C) the amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date and (D) the amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Revolving Credit Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, unless such Revolving Credit Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Revolving Credit Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified Holdings, either Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit (unless such writing or public statement relates to such Revolving Credit Lender’s obligation to fund a Loan hereunder and states that such position is based on such Revolving Credit Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm to the Administrative Agent in a reasonably satisfactory manner that it will comply with its funding obligations (provided that such Revolving Credit Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt by the Administrative Agent of such written confirmation) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Revolving Credit Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority. Any determination by the Administrative Agent that a Revolving Credit Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Revolving Credit Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16) upon delivery of written notice of such determination to the Borrowers, the Lenders (including the Swing Line Lender) and the L/C Issuer.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States (other than a Subsidiary that is owned directly or indirectly by a controlled foreign corporation as defined in Section 957(a) of the Internal Revenue Code).

“EDGAR Website” has the meaning specified in Section 6.09.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement arising pursuant to or based upon any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any civil or criminal, federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including those relating to the manufacturing, use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of either Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of a Borrower’s controlled group, or under common control with a Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for the imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; (g) the provision of security to a Plan pursuant to Section 302 of ERISA or Section 436 of the Code; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated) and franchise Taxes imposed on it by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or by any other jurisdiction solely as a result of a present or former connection between such recipient and such jurisdiction (or political subdivision thereof) imposing such tax (other than a connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction contemplated by, or enforced this Agreement or any other Loan Document) or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee pursuant to a request by such Borrower under Section 11.13), any United States or Cayman Islands withholding Tax that (i) is required to be deducted or withheld from amounts payable to such Lender pursuant to the Laws in force at the time such Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from such Borrower with respect to such withholding Tax pursuant to Section 3.01(a) or Section 3.01(c), (d) any United States backup withholding Taxes and (e) any Taxes imposed under FATCA.

“Excluded Term Lender” means any Term Lender that, if it were a Revolving Credit Lender, would be a Defaulting Lender pursuant to clause (d) of the definition of Defaulting Lender herein, and the Administrative Agent shall make such determination and give notice thereof in accordance with, and with the effect specified, in the last sentence of such definition.

“Existing Credit Agreement” means that certain Credit Agreement dated as of March 8, 2012 (as amended, restated, supplemented or otherwise modified through the Closing Date) by and among the Borrowers, Holdings, the lenders party thereto and Bank of America, N.A., as administrative agent.

“Existing Debt” has the meaning specified in Section 7.04(c).

“Existing Revolving Credit Loan Borrowings” has the meaning specified in Section 2.14(e).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“Facility” means (a) a Term Loan Facility, (b) the Revolving Credit Facility or (c) with respect to Incremental Term Commitments or Incremental Term Loans of any Series, at any time (i) on or prior to the date such Incremental Term Loans are funded, the aggregate amount of the Incremental Term Commitments of such Series at such time and (ii) thereafter, the aggregate principal amount of the Incremental Term Loans of such Series of all Incremental Term Lenders outstanding at such time, in each case, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means each of (a) the Bookrunner Fee Letter and (b) the Administrative Agent Fee Letter.

“Fiscal Quarter End Date” means the last day of each fiscal quarter of Holdings, which shall be March 28, 2014, June 27, 2014, October 3, 2014, January 2, 2015, April 3, 2015, July 3, 2015, October 2, 2015, January 1, 2016, April 1, 2016, July 1, 2016, September 30, 2016, December 30, 2016, March 31, 2017, June 30, 2017, September 29, 2017, December 29, 2017, March 30, 2018, June 29, 2018, September 28, 2018 and December 28, 2018; provided that in each case if such day is not a Business Day, the Fiscal Quarter End Date shall be the immediately preceding Business Day; provided, further, that if Holdings changes the last day of any fiscal quarter to a date (a “changed date”) on or about the date specified above (a “specified date”), such changed date shall be deemed to be the Fiscal Quarter End Date with respect to such specified date.

“Fitch” means Fitch, Inc., or any successor by merger or consolidation to its business.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the applicable Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” means any plan, fund (including any superannuation fund) or other similar program established, contributed to or maintained outside the United States by a Borrower or any one or more of the Material Subsidiaries primarily for the benefit of employees of such Borrower or any Material Subsidiary residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination or severance of employment.

“FRB” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Credit Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Cash Management Agreement” means any Cash Management Agreement that is entered into by and between Holdings or any Subsidiary of Holdings and any Cash Management Bank.

“Guaranteed Cash Management Obligations” means the due and punctual payment and performance of any and all obligations of Holdings or any Subsidiary of Holdings (whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) arising in respect of Guaranteed Cash Management Agreements that are owed to a Cash Management Bank.

“Guaranteed Hedge Agreement” means any Hedge Agreement permitted under Article VI or VII that is entered into by and between Holdings or any Subsidiary of Holdings and any Hedge Bank.

“Guaranteed Hedge Obligations” means the due and punctual payment and performance of any and all obligations of Holdings or any Subsidiary of Holdings arising under each Guaranteed Hedge Agreement that are owed to a Hedge Bank.

“Guaranteed Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Guarantors” means, collectively, the Subsidiary Guarantors, Holdings and, in its capacity as guarantor of the obligations of the Cayman Borrower under Article X hereof, the US Borrower.

“Guaranty” means, individually or collectively, each of (a) the Guaranty of Holdings and the US Borrower made in Article X of this Agreement and (b) the Subsidiary Guaranty.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, commodities or precious metal leasing, commodity linked or precious metal future or option contracts or any other commodity linked hedging agreements, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” means any Person that, (a) at the time it enters into a Hedge Agreement permitted under Article VI or VII is a Lender or an Affiliate of a Lender, or (b) at the time it (or its Affiliate) becomes a Lender (including on the Closing Date), is a party to a Hedge Agreement, in each case in its capacity as a party to such Hedge Agreement.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Incremental Commitment” means an Incremental Revolving Credit Commitment or an Incremental Term Commitment.

“Incremental Facility Agreement” means an Incremental Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among Holdings, the applicable Borrower(s), the Administrative Agent and one or more Incremental Lenders, establishing Incremental Term Commitments or Incremental Revolving Credit Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.14.

“Incremental Lender” means an Incremental Revolving Lender or an Incremental Term Lender.

“Incremental Revolving Credit Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.14, to provide Revolving Credit Commitments, make Revolving Credit Loans and to acquire participations in Letters of Credit and Swing Line Loans hereunder, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Outstanding Amount with respect to Revolving Credit Loans, Swing Line Loans and L/C Obligations under such Incremental Facility Agreement.

“Incremental Revolving Credit Lender” means a Lender with an Incremental Revolving Credit Commitment.

“Incremental Term Commitment” means, with respect to any Lender, the commitment, if any, of such Lender, established pursuant to an Incremental Facility Agreement and Section 2.14, to make additional Term A-1 Loans or Term A-2 Loans or Incremental Term Loans of any Series hereunder, expressed as an amount representing the maximum principal amount of such Term Loans or the Incremental Term Loans of such Series to be made by such Lender.

“Incremental Term Lender” means a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan” means a Loan made by an Incremental Term Lender to a Borrower pursuant to Section 2.14.

“Incremental Term Maturity Date” means, with respect to Incremental Term Loans of any Series, the scheduled date on which such Incremental Term Loans shall become due and payable in full hereunder, as specified in the applicable Incremental Facility Agreement.

“Incremental Term Note” means a promissory note made by the applicable Borrower in favor of an Incremental Term Lender of any Class evidencing the Incremental Term Loans of such Class made by such Incremental Term Lender in a form approved by the Administrative Agent.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), each Fiscal Quarter End Date and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by a Borrower in its Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the applicable Maturity Date.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and a Borrower or in favor of the L/C Issuer and relating to such Letter of Credit.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Judgment Currency” has the meaning specified in Section 11.17.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Loan Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means JPMCB in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Agreement, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued pursuant to this Agreement.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“LIBO Rate” means, with respect to any Eurodollar Rate Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the British Bankers Association (or any other Person that takes over the administration of such rate) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to a Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Document Obligations” means, collectively, (a) the due and punctual payment by each Borrower of (i) the principal of and interest (including interest accruing during the pendency of any proceeding under any Debtor Relief Laws or similar Law, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by either Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide Cash Collateral, and (iii) all other monetary obligations of the Borrowers under this Agreement and each of the other Loan Documents (including obligations to pay fees, expense reimbursement and indemnification obligations), whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any Debtor Relief Laws or similar Law, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of each Borrower under or pursuant to this Agreement and each of the other Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement, the Subsidiary Guaranty and each of the other Loan Documents (including monetary obligations incurred during the pendency of proceeding under any Debtor Relief Laws or similar Law, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, the Incremental Facility Agreements, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.15 of this Agreement, the Fee Letters and the Subsidiary Guaranty.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurodollar Rate Loans, each pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Loan Parties” means, collectively, Holdings, the Borrowers and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Majority in Interest”, when used in reference to Term Lenders of any Class, means, at any time, Lenders holding outstanding Term Loans of such Class representing more than 50% of all Term Loans of such Class outstanding at such time (excluding, in each case, the Term Loans of such Class held by Excluded Term Lenders).

“Material Acquisition” means any acquisition, or a series of related acquisitions, of (a) Equity Interests in any Person if, after giving effect thereto, such Person will become a Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that (x) the aggregate consideration therefor (including Debt assumed in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $50,000,000 and (y) any such acquisitions of Holdings and its Subsidiaries consummated prior to the Closing Date shall not be considered Material Acquisitions.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition or operations of Holdings and its Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or any Lender under this Agreement or any Loan Document or (c) the ability of the Loan Parties to perform their respective obligations under this Agreement or the other Loan Documents, taken as a whole.

“Material Disposition” means any sale, transfer or other disposition, or a series of related sales, transfers or other dispositions, of (a) all or substantially all the issued and outstanding Equity Interests in any Person that are owned by Holdings, any Borrower or any other Subsidiary or (b) assets comprising all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of) any Person; provided that (x) the aggregate consideration therefor (including Debt assumed by the transferee in connection therewith, all obligations in respect of deferred purchase price (including obligations under any purchase price adjustment but excluding earnout or similar payments) and all other consideration payable in connection therewith (including payment obligations in respect of noncompetition agreements or other arrangements representing acquisition consideration)) exceeds $50,000,000 and (y) any such dispositions by Holdings and its Subsidiaries consummated prior to the Closing Date shall not be considered Material Dispositions.

“Material Domestic Subsidiary” means a Domestic Subsidiary that is also a Material Subsidiary.

“Material Subsidiary” means (a) each Borrower and (b) each other Subsidiary of Holdings that, when consolidated with its Subsidiaries, either (i) generated 7.5% or more of the consolidated revenues of Holdings and its Subsidiaries on a consolidated basis or (ii) owns 7.5% or more of the consolidated total assets of Holdings and its Subsidiaries on a consolidated basis, in each case as measured pursuant to the financial statements delivered for the most recently ended fiscal quarter or fiscal year pursuant to Section 6.09.

“Maturity Date” means (a) with respect to Loans under the Term A-1 Facility, the Term A-2 Facility and the Revolving Credit Facility, January 9, 2019 and (b) with respect to Incremental Term Loans of any Series, the Incremental Term Maturity Date of such Series, in each case as the context may require; provided that if any such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.09.

“Moody’s” means Moody’s Investors Service, Inc., or any successor by merger or consolidation to its business.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA (other than a Foreign Pension Plan), to which Holdings or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA (other than a Foreign Pension Plan), that (a) is maintained for employees of any Borrower or any ERISA Affiliate and at least one Person other than a Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Obligations” means, collectively, (a) all the Loan Document Obligations, (b) all the Guaranteed Cash Management Obligations and (c) all the Guaranteed Hedge Obligations; provided, however, the term “Obligations” shall not include, with respect to any Guarantor that is not a Qualified ECP Guarantor, Excluded Swap Obligations of such Guarantor.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any exempted company incorporated under the laws of the Cayman Islands, the certificate of incorporation, any certificates of incorporation on change of name and the memorandum and articles of association and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (including any Cayman Islands stamp duty tax).

“Outstanding Amount” means (i) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of the Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date; after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 11.06(d)(i).

“Participant Register” has the meaning specified in Section 11.06(d)(iii).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means such of the following: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 6.02 hereof or statutory Liens for taxes not yet due and payable, including pledges or deposits to secure obligations thereunder; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, warehousemen’s, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings and, if not bonded, for which any reserves required by GAAP have been established; (c) pledges or deposits to secure obligations under workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations or to secure public or statutory obligations; (d) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (f) landlords’ Liens under leases to which such Person is a party; (g) Liens consisting of leases, subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others and not interfering in any material respect with the business of Holdings and its Subsidiaries, taken as a whole, and any interest or title of a lessor, sublessor or licensor under any lease, sublease or license, as applicable; (h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; (i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(f) or securing appeal or other surety bonds related to such judgments and (j) restrictions on funds held for payroll customers pursuant to obligations to such customers.

“Permitted Receivables Financing” means any transaction or series of transactions that may be entered into by Holdings or any Subsidiary pursuant to which it sells, conveys or contributes to capital or otherwise transfers (which sale, conveyance, contribution to capital or transfer may include or be supported by the grant of a security interest in) Receivables or interests therein and all collateral securing such Receivables, all contracts and contract rights, purchase orders, security interests, financing statements or other documentation in respect of such Receivables, any guarantees, indemnities, warranties or other obligations in respect of such Receivables, any other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to such Receivables and any collections or proceeds of any of the foregoing (collectively, the “Related Assets”), all of which such sales, conveyances, contributions to capital or transfers shall be made by the transferor for fair value as reasonably determined by Holdings (calculated in a manner typical for such transactions including a fair market discount from the face value of such Receivables) (a) to a trust, partnership, corporation or other Person (other than Holdings or any Subsidiary other than any Receivables Financing Subsidiary), which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or any successor transferee of Indebtedness, fractional undivided interests or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such Receivables and Related Assets or interests in such Receivables and Related Assets, or (b) directly to one or more investors or other purchasers (other than any Borrower or any Subsidiary), it being understood that a Permitted Receivables Financing may involve (i) one or more sequential transfers or pledges of the same Receivables and Related Assets, or interests therein (such as a sale, conveyance or other transfer to any Receivables Financing Subsidiary followed by a pledge of the transferred Receivables and Related Assets to secure Indebtedness incurred by the Receivables Financing Subsidiary), and all such transfers, pledges and Indebtedness incurrences shall be part of and constitute a single Permitted Receivables Financing, and (ii) periodic transfers or pledges of Receivables and/or revolving transactions in which new Receivables and Related Assets, or interests therein, are transferred or pledged upon collection of previously transferred or pledged Receivables and Related Assets, or interests therein, provided that any such transactions shall provide for recourse to such Subsidiary (other than any Receivables Financing Subsidiary) or any Borrower (as applicable) only in respect of the cash flows in respect of such Receivables and Related Assets and to the extent of breaches of representations and warranties relating to the Receivables, dilution of the Receivables, customary indemnities and other customary securitization undertakings in the jurisdiction relevant to such transactions.

The “amount” or “principal amount” of any Permitted Receivables Financing shall be deemed at any time to be (1) the aggregate principal or stated amount of the Debt, fractional undivided interests (which stated amount may be described as a “net investment” or similar term reflecting the amount invested in such undivided interest) or other securities incurred or issued pursuant to such Permitted Receivables Financing, in each case outstanding at such time, or (2) in the case of any Permitted Receivables Financing in respect of which no such Debt, fractional undivided interests or securities are incurred or issued, the cash purchase price paid by the buyer (other than any Receivables Financing Subsidiary) in connection with its purchase of Receivables less the amount of collections received by the Borrower or any Subsidiary in respect of such Receivables and paid to such buyer, excluding any amounts applied to purchase fees or discount or in the nature of interest.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 6.09.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to compliance with any test or covenant hereunder, compliance with such test or covenant after giving effect to (i) any Material Acquisition, (ii) any incurrence or repayment of Debt or (iii) any Material Disposition (including (a) pro forma adjustments arising out of events which are directly attributable to any proposed Material Acquisition, any incurrence or repayment of Debt or any Material Disposition, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the staff of the Securities and Exchange Commission, (b) pro forma adjustments determined in good faith by Holdings or a Borrower that are consented to by the Administrative Agent (such consent not to be unreasonably withheld) arising out of operating and other expense reductions attributable to such transaction being given pro forma effect that (1) have been realized or (2) will be implemented following such transaction and are supportable and quantifiable and, in each case, including (A) reduction in personnel expenses, (B) reduction of costs related to administrative functions, (C) reduction of costs related to leased or owned properties and (D) reductions from the consolidation of operations and streamlining of corporate overhead, and (c) such other adjustments as determined in good faith by Holdings or a Borrower that are consented to by the Administrative Agent (such consent not to be unreasonably withheld), in each case as certified by an officer of Holdings or a Borrower) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired and the consolidated financial statements of Holdings and its Subsidiaries and assuming that all Material Acquisitions that have been consummated during the period, any Material Disposition and any Debt or other liabilities repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period (and assuming that such Debt to be incurred bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rate which is or would be in effect with respect to such Debt as at the relevant date of determination).

“Public Lender” has the meaning specified in Section 6.09.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guaranty becomes or would become effective with respect to such Swap Obligation and each other Loan Party that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by guaranteeing or entering into a keepwell in respect of obligations of such other person under Section la(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivables” means accounts receivable (including all rights to payment created by or arising from the sale of goods, leases of goods or the rendition of services, no matter how evidenced (including in the form of a chattel paper)).

“Receivables Financing Subsidiary” means any wholly owned Subsidiary of Holdings formed solely for the purpose of, and that engages only in, one or more Permitted Receivables Financings.

“Refinancing” means the refinancing of certain existing Debt of Holdings and its Subsidiaries under the Existing Credit Agreement.

“Register” has the meaning specified in Section 11.06(c).

“Related Assets” has the meaning specified in the definition of “Permitted Receivables Financing”.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (a) the Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) plus (b) unless the commitments of the Revolving Lenders to make Loans and of the L/C Issuer to make L/C Credit Extensions shall have been terminated at such time pursuant to Section 8.02, the unused Aggregate Revolving Credit Commitments; provided that (x) the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender and (y) the portion of the Total Outstandings held by any Excluded Term Lender, in each case shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders having more than 50% of the sum of (a) the Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) plus (b) the unused Aggregate Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Responsible Officer” means (a) the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, director or controller or any vice president of a Loan Party (provided, that, with respect to a Subsidiary Guarantor, the secretary of such Subsidiary Guarantor shall also be a Responsible Officer of such Subsidiary Guarantor under this clause (a)), (b) solely in the case of a Loan Party that is a limited liability company, any manager thereof appointed pursuant to the Organization Documents of such Loan Party and (c) solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings now or hereafter outstanding and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings now or hereafter outstanding; provided, in each case, that in no event shall Restricted Junior Payment include (x) a dividend payable solely in shares of that class of stock to the holders of that class or (y) any payment made in respect of any convertible notes or other convertible securities which constituted Debt at the time of issuance thereof and were permitted to be issued or incurred pursuant to Section 7.04, to the extent such payment is made prior to or contemporaneously with the conversion thereof into Equity Interests including in connection with the purchase, redemption, retirement, defeasance, acquisition, cancellation, termination, exchange or conversion of any such securities.

“Resulting Revolving Credit Loan Borrowings” has the meaning specified in Section 2.14(e).

“Reversion Event” means, following the occurrence of a Suspension Period, Holdings no longer maintains at least two of the ratings specified in the definition of Suspension Period.

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Credit Lender’s name on Schedule 2.01, in the Assignment and Assumption or in an Incremental Facility Agreement pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Lenders’ Revolving Credit Commitments on the Closing Date is $1,500,000,000.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Revolving Credit Note” means a promissory note made by each Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-1 or any other form approved by the Administrative Agent.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, or any successor by merger or consolidation to its business.

“Sanctioned Country” means, at any time, any country that is subject to comprehensive economic sanctions by the United States that broadly restrict trade and investment with that country. As of the Closing Date, the following countries are “Sanctioned Countries”: Cuba, Iran, North Korea, Sudan and Syria.

“Sanctioned Person” means, at any time, (a) any Person listed in any applicable Sanctions-related list of designated Persons maintained and published by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means any applicable international economic sanctions administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the European Union or Her Majesty’s Treasury of the United Kingdom.

“Seagate Arbitration” means the arbitration between Holdings and Seagate Technology, LLC and related matters based on the actions initially filed by Seagate Technology, LLC on October 4, 2006.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Series” has the meaning set forth in Section 2.14(b).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA (other than a Foreign Pension Plan), that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than the Borrowers and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the FRB to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantors” means each Subsidiary of Holdings that is a party to the Subsidiary Guaranty, whether on the Closing Date or as a result of compliance with Section 6.11; provided, however, that any Subsidiary that is not a Material Domestic Subsidiary shall not be required to be a Subsidiary Guarantor; provided, further, in the event that any Subsidiary Guarantor ceases to be a Material Domestic Subsidiary in or as a result of a transaction permitted hereby, upon the request of the Borrowers, such Subsidiary shall cease to be a Subsidiary Guarantor and the Administrative Agent may release such Person from the Subsidiary Guaranty pursuant to Section 9.10.

“Subsidiary Guaranty” means that certain Guaranty Agreement dated as of the date hereof entered into by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders substantially in the form of Exhibit F, along with any counterpart, joinder or supplement thereto delivered pursuant to Section 6.11.

“Suspension Period” means any period of time during which Holdings shall have been assigned at least two of the following: (a) a public corporate family rating of no less than Baa3 by Moody’s, (b) a public corporate credit rating of no less than BBB- by S&P and (c) a public issuer default rating of no less than BBB- by Fitch, in each case with a stable or better outlook.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means JPMCB in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Revolving Credit Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Credit Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A-1 Commitment” means, as to each Term A-1 Lender, its obligation to make its Term A-1 Loan to the Cayman Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A-1 Lender’s name on Schedule 2.01 under the caption “Term A-1 Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A-1 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate principal amount of the Term A-1 Commitments of all of the Term A-1 Lenders as in effect on the Closing Date is $0.

“Term A-1 Facility” means, at any time (a) on or prior to the Closing Date, the aggregate amount of the Term A-1 Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A-1 Loans of all Term A-1 Lenders outstanding at such time.

“Term A-1 Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A-1 Commitment and (b) at any time after the Closing Date any Lender that holds Term A-1 Loans at such time.

“Term A-1 Loan” means an advance made by any Term A-1 Lender under the Term A-1 Facility.

“Term A-1 Note” means a promissory note made by the Cayman Borrower in favor of a Term A-1 Lender evidencing the Term A-1 Loans made by such Term A-1 Lender, substantially in the form of Exhibit C-2 or any other form approved by the Administrative Agent.

“Term A-2 Commitment” means, as to each Term A-2 Lender, its obligation to make its Term A-2 Loan to the US Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A-2 Lender’s name on Schedule 2.01 under the caption “Term A-2 Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A-2 Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate principal amount of the Term A-2 Commitments of all of the Term A-2 Lenders as in effect on the Closing Date is $2,500,000,000.

“Term A-2 Facility” means, at any time (a) on or prior to the Closing Date, the aggregate amount of the Term A-2 Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A-2 Loans of all Term A-2 Lenders outstanding at such time.

“Term A-2 Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A-2 Commitment and (b) at any time after the Closing Date any Lender that holds Term A-2 Loans at such time.

“Term A-2 Loan” means an advance made by any Term A-2 Lender under the Term A-2 Facility.

“Term A-2 Note” means a promissory note made by the US Borrower in favor of a Term A-2 Lender evidencing the Term A-2 Loans made by such Term A-2 Lender, substantially in the form of Exhibit C-2 or any other form approved by the Administrative Agent.

“Term Commitment” means a Term A-1 Commitment, a Term A-2 Commitment or an Incremental Term Commitment of any Series, as the context may require.

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan, as the context may require.

“Term Loan” means a Term A-1 Loan, Term A-2 Loan or an Incremental Term Loan of any Series, as the context may require.

“Term Loan Facility” means the Term A-1 Loan Facility, Term A-2 Loan Facility or an Incremental Term Facility, as the context may require.

“Term Note” means a Term A-1 Note, Term A-2 Note or an Incremental Term Note, as the context may require.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and all L/C Obligations.

“Transactions” means, individually or collectively, the Refinancing, the entering into and funding of the Facilities on the Closing Date and all related transactions.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“US Borrower” has the meaning specified in the introductory paragraph hereto.

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such a contingency.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including this Agreement, the other Loan Documents and any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all real and personal, tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) If any provision of this Agreement requires the Borrowers to be in compliance with Section 7.09 in connection with any action taken (or proposed to be taken) prior to the last day of the fiscal quarter in which the Closing Date occurs, compliance with Section 7.09 shall be determined assuming such Section was applicable on the last day of the fiscal quarter immediately preceding the Closing Date.

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Credit Loan”, “Revolving Credit Loan Borrowing”, “Term Loan”, “Term Borrowing”, “Term A-1 Loan” or “Term A-1 Borrowing”) or by Type (e.g., a “Eurodollar Rate Loan” or “Eurodollar Rate Borrowing”) or by Class and Type (e.g., a “Eurodollar Rate Revolving Credit Loan” or “Eurodollar Rate Revolving Credit Loan Borrowing”).

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of Holdings and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time.

1.06 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans.

(a) The Term A-1 Loans. Subject to the terms and conditions set forth herein, each Term A-1 Lender severally agrees to make a single loan to the Cayman Borrower in Dollars on the Closing Date in an amount not to exceed such Lender’s Term A-1 Commitment. The Term A-1 Borrowing shall consist of Term A-1 Loans made simultaneously by the Term A-1 Lenders in accordance with their respective Term A-1 Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term A-1 Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. In no event shall the US Borrower be obligated or otherwise liable for any Term A-1 Loans except in its capacity as a Guarantor.

(b) The Term A-2 Loans. Subject to the terms and conditions set forth herein, each Term A-2 Lender severally agrees to make a single loan to the US Borrower in Dollars on the Closing Date in an amount not to exceed such Lender’s Term A-2 Commitment. The Term A-2 Borrowing shall consist of Term A-2 Loans made simultaneously by the Term A-2 Lenders in accordance with their respective Term A-2 Commitments. Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed. Term A-2 Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein. In no event shall the Cayman Borrower be obligated or otherwise liable for any Term A-2 Loans.

(c) The Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the applicable Borrower requesting a Revolving Credit Loan in accordance herewith from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Commitment; provided that after giving effect to any Revolving Credit Loan Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Aggregate Revolving Credit Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment. Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01(c). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

(d) Notwithstanding anything to the contrary in Sections 2.01(a), (b) and (c), the initial Credit Extensions on the Closing Date shall be Base Rate Loans except to the extent that the applicable Borrower, at least three Business Days prior to the Closing Date, shall have entered into an indemnity agreement covering the matters in Section 3.05, in form and substance reasonably satisfactory to the Administrative Agent, and provided a Loan Notice to the Administrative Agent.

(e) Notwithstanding anything herein or in any other Loan Document to the contrary, in no event will the Cayman Borrower be obligated or otherwise liable for any Term A-2 Loans, Revolving Credit Loans or other Obligations of any nature of the US Borrower or any other Loan Party’s guaranty of any such Obligations of the US Borrower or under any other Loan Document.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the applicable Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether such Borrower is requesting a Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) to the extent applicable, the principal amount of Revolving Credit Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted or continued and (v) if applicable, the duration of the Interest Period with respect thereto. If a Borrower fails to specify a Type of Loan in a Loan Notice or if a Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If a Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender in writing under the applicable Facility and Class of the amount of its Applicable Percentage of the applicable Term Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the applicable Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Term Loan Borrowing or a Revolving Credit Loan Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds in the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders not later than 3:00 p.m. on the Business Day specified in the applicable Loan Notice. Each Lender may, at its option, make any Loan available to the Cayman Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Cayman Borrower to repay such Loan in accordance with the terms of this Agreement. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower on the books of JPMCB with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower; provided that if, on the date the Loan Notice with respect to such Borrowing is given by such Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to such Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans if the Administrative Agent has, or the Required Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such request, conversion or continuation.

(d) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the applicable Class of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of each applicable Class of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than (i) ten Interest Periods in effect with respect to Revolving Credit Loans, (ii) ten Interest Periods in effect with respect to Term A-1 Loans, (iii) ten Interest Periods in effect with respect to Term A-2 Loans or (iv) ten Interest Periods with respect to Incremental Term Loans of any Series.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of any Borrower (or, so long as a Borrower is a joint and several co-applicant with respect thereto, the account of such Borrower’s Subsidiaries), and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of any Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Aggregate Revolving Credit Commitments, (y) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly any Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. In no event shall the US Borrower be obligated or otherwise liable for any Letter of Credit issued for the account of the Cayman Borrower or any of the Cayman Borrower’s Subsidiaries except in its capacity as a Guarantor. In no event shall the Cayman Borrower be obligated or otherwise liable for any Letter Credit issued for the account of the US Borrower or any of the US Borrower’s Subsidiaries.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Credit Lenders have approved such expiry date; or

(B) the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of the Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;

(D) the Letter of Credit is to be denominated in a currency other than Dollars;

(E) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(F) the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of such Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 1:00 p.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day) and the Borrower for whose account the Letter of Credit will be issued; (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the L/C Issuer may reasonably require. Additionally, the Borrower requesting such Letter of Credit or amendment shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from such Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of such Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Percentage multiplied by the amount of such Letter of Credit.

(iii) If any Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, such Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise) or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the applicable Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the applicable Borrower and the Administrative Agent in writing thereof. Not later than 2:00 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit, if such Borrower has been so notified at or before 1:00 p.m. on such date, otherwise not later than 2:00 p.m. on the next Business Day (such applicable date, an “Honor Date”), the applicable Borrower that requested such Letter of Credit shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If such Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender in writing of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the applicable Borrower that requested such Letter of Credit shall be deemed to have requested a Revolving Credit Loan Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice).

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer (in the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders) in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 3:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower that requested such Letter of Credit in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Loan Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower that requested such Letter of Credit shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by a Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the applicable Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Loan Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower obligated with respect to such Unreimbursed Amount or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the applicable Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit requested by such Borrower and to repay each L/C Borrowing relating thereto shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that such Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any force majeure or other event that under any rule of law or uniform practices to which any Letter of Credit is subject (including Section 3.14 of ISP 98 or any successor publication of the International Chamber of Commerce) permits a drawing to be made under such Letter of Credit after the stated expiration date thereof or of the Revolving Credit Commitments; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a legal or equitable discharge of, or provide a right of setoff against, either Borrower or any Subsidiary.

The applicable Borrower requesting any Letter of Credit shall promptly examine a copy of each Letter of Credit requested by such Borrower and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with such Borrower’s instructions or other irregularity, such Borrower will immediately notify the L/C Issuer. The applicable Borrower requesting such Letter of Credit shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Credit Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (with such absence to be presumed unless otherwise determined by a court of competent jurisdiction in a final and nonappealable judgment); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrowers pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, a Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and nonappealable judgment) or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the applicable Borrower requesting a Letter of Credit when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(h) Letter of Credit Fees. The Borrower requesting a Letter of Credit shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit requested by such Borrower equal to the product of the Applicable Rate multiplied by the daily amount available to be drawn under such Letter of Credit; provided that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral reasonably satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.16(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(i) Fronting Fee and Processing Charges Payable to L/C Issuer. The applicable Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit requested by such Borrower, at the rate per annum specified in the Administrative Agent Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the applicable Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect with respect to the Letter of Credit requested by such Borrower. Such customary fees and standard costs and charges are due and payable promptly on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the applicable Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit at such Borrower’s request for the account of its Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to any Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Aggregate Revolving Credit Commitments, (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (iii) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that is has, or by such Credit Extension may have, Fronting Exposure; provided, further, that no Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, each Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the amount of such Swing Line Loan. In no event will the US Borrower be obligated or otherwise liable for any Swing Line Loan of the Cayman Borrower except in its capacity as a Guarantor. In no event will the Cayman Borrower be obligated or otherwise liable for any Swing Line Loans of the US Borrower.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon a Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of such Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a) or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the applicable Borrower at its office by crediting the account of such Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans.

(i) The Swing Line Lender at any time in its sole discretion may request, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan that is a Revolving Credit Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the applicable Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender (in the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders) not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Loan Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Credit Loan included in the relevant Revolving Credit Loan Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the applicable Borrower to repay Swing Line Loans borrowed by such Borrower, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the applicable Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. Each Borrower shall make all payments of principal and interest in respect of the Swing Line Loans borrowed by such Borrower directly to the Swing Line Lender.

2.05 Prepayments.

(a) The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans of any Class and Revolving Credit Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class and Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment (in respect of the relevant Facility). If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof as directed by the applicable Borrower and, if not otherwise directed by the applicable Borrower, in forward order of maturity. Subject to Section 2.16, each such prepayment shall be paid to the applicable Lenders in accordance with their respective Applicable Percentages of the relevant Facility.

(b) Each Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans of such Borrower in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment and (ii) any such prepayment shall be in a minimum principal amount of $100,000 or, in each case, if less, the entire principal amount then outstanding. Each such notice shall specify the date and amount of such prepayment. If such notice is given by a Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Revolving Credit Outstandings at any time exceed the Aggregate Revolving Credit Commitments then in effect, each Borrower shall promptly prepay its Revolving Credit Loans and/or Swing Line Loans, and/or Cash Collateralize the L/C Obligations, in an aggregate collective amount taking in to account all such payments, equal to such excess; provided that no Borrower shall be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Credit Loans and the Swing Line Loans, the Total Revolving Credit Outstandings exceed the Aggregate Revolving Credit Commitments then in effect.

2.06 Termination or Reduction of Commitments.

(a) Optional. The Borrowers may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Credit Commitments or any Incremental Term Commitments, or from time to time permanently reduce the Aggregate Revolving Credit Commitments or any Incremental Term Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 1:00 p.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Aggregate Revolving Credit Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Aggregate Revolving Credit Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Credit Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Revolving Credit Lenders or the applicable Incremental Term Lenders of any such notice of termination or reduction of the Aggregate Revolving Credit Commitments. Any reduction of (x) the Aggregate Revolving Credit Commitments shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender or (y) the Incremental Term Commitments of any Class shall be applied to the Incremental Term Commitment of each Incremental Term Lender providing such Incremental Term Commitment, in each case according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Credit Commitments or the Incremental Term Commitments shall be paid on the effective date of such termination.

(b) Mandatory. The aggregate Term A-1 Commitments shall be automatically and permanently reduced to zero on the date of the Term A-1 Loan Borrowing. The aggregate Term A-2 Commitments shall be automatically and permanently reduced to zero on the date of the Term A-2 Loan Borrowing.

2.07 Repayment of Loans.

(a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Credit Lender on the Maturity Date of the Revolving Credit Facility the aggregate principal amount of Revolving Credit Loans borrowed by such Borrower and outstanding on such date.

(b) Each Borrower hereby unconditionally promises to pay to the Swing Line Lender the aggregate principal amount of each Swing Line Loan borrowed by such Borrower on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date of the Revolving Credit Facility.

(c) Term A-1 Loan Facility. The Cayman Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term A-1 Lender on each Fiscal Quarter End Date during the period set forth below in a principal amount of the Term A-1 Loans, in the aggregate, set forth opposite such period, which amount for any such payment date shall be adjusted to reflect prepayments made pursuant to Section 2.05 and any increase in the principal amount of the Term A-1 Facility pursuant to Section 2.14. In addition, the outstanding principal amount of the Term A-1 Loans shall be paid in full on the Maturity Date of the Term A-1 Facility.

Period	Amount
Closing Date to October 15, 2018	$0

(d) Term A-2 Loan Facility. The US Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Term A-2 Lender on each Fiscal Quarter End Date during the period set forth below in a principal amount of the Term A-2 Loans, in the aggregate, set forth opposite such period, which amount for any such payment date shall be adjusted to reflect prepayments made pursuant to Section 2.05 and any increase in the principal amount of the Term A-2 Facility pursuant to Section 2.14. In addition, the outstanding principal amount of the Term A-2 Loans shall be paid in full on the Maturity Date of the Term A-2 Facility.

Period	Amount
Closing Date to January 15, 2016	$31,250,000
January 16, 2016 to January 15, 2017	$46,875,000
January 16, 2017 to October 15, 2018	$62,500,000

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate or such other rate per annum as shall be agreed to from time to time by the Swing Line Lender and the applicable Borrower.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrowers under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Percentage, a commitment fee equal to the product of the Applicable Rate multiplied by the actual daily amount by which the Aggregate Revolving Credit Commitments exceed the sum of (i) the Outstanding Amount of Revolving Credit Loans plus (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.16. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on each Fiscal Quarter End Date, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b) Other Fees. The Borrowers shall pay to (i) the Bookrunners for their own respective accounts fees in the amounts and at the times specified in the Bookrunner Fee Letter, (ii) the Administrative Agent for its own account fees in the amounts and at the times specified in the Administrative Agent Fee Letter and (iii) the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans determined by reference to the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of Holdings or for any other reason, the Borrowers, Holdings or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by Holdings as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, each Borrower shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to such Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid by such Borrower for such period over the amount of interest and fees actually paid by such Borrower for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i) or 2.08(b) or under Article VIII. Each Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Revolving Credit Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, a Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans to such Borrower and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans of each Borrower; provided, however, that any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by any Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by any Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, to such account as may be specified by the Administrative Agent in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by any Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Revolving Credit Loan Borrowing of Eurodollar Rate Loans (or, in the case of any Revolving Credit Loan Borrowing of Base Rate Loans, prior to 2:00 p.m. on the date of such Revolving Credit Loan Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Revolving Credit Loan Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Revolving Credit Loan Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Revolving Credit Lender has not in fact made its share of the applicable Revolving Credit Loan Borrowing available to the Administrative Agent, then the applicable Revolving Credit Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by such Borrower, the interest rate applicable to Base Rate Loans. If such Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to such Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Revolving Credit Loan Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Revolving Credit Loan included in such Revolving Credit Loan Borrowing. Any payment by a Borrower shall be without prejudice to any claim such Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the applicable Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the applicable Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans of any Class made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the applicable Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section 2.13 shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including (A) the application of funds arising from the existence of a Defaulting Lender and (B) any prepayments made pursuant to Section 3.01, 3.04 or 3.05), (y) the application of Cash Collateral provided for in Section 2.15 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Borrower or any Affiliate thereof (as to which the provisions of this Section 2.13 shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Increase in Commitments; Incremental Loans.

(a) Each or both of the Borrowers may on one or more occasions, by written notice to the Administrative Agent, request (i) the establishment, prior to the Maturity Date applicable to the Revolving Credit Facility, of Incremental Revolving Credit Commitments and/or (ii) the establishment of Incremental Term Commitments, provided that the aggregate amount of all the Incremental Commitments established hereunder shall not exceed $1,000,000,000 during the term of this Agreement. Each such notice shall specify (A) the date on which the applicable Borrower proposes that the Incremental Revolving Credit Commitments or the Incremental Term Commitments, as applicable, shall be effective, which shall be a date not less than 10 Business Days (or such shorter period as may be agreed to by the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent, and (B) the amount of the Incremental Revolving Credit Commitments or Incremental Term Commitments, as applicable, being requested (it being agreed that (x) any Lender approached to provide any Incremental Revolving Credit Commitment or Incremental Term Commitment may elect or decline, in its sole discretion, to provide such Incremental Revolving Credit Commitment or Incremental Term Commitment and (y) any Person that the applicable Borrower(s) proposes to become an Incremental Lender, if such Person is not then a Lender, must be an Eligible Assignee and must be approved by the Administrative Agent and, in the case of any proposed Incremental Revolving Credit Lender, the L/C Issuer and the Swing Line Lender (such approvals not to be unreasonably withheld)).

(b) The terms and conditions of any Incremental Revolving Credit Commitment and Revolving Credit Loans and other extensions of credit to be made thereunder shall be identical to those of the Revolving Credit Commitments and Revolving Credit Loans and other extensions of credit made thereunder, and shall be treated as a single Class with such Revolving Credit Commitments and Revolving Credit Loans. The terms and conditions of any Incremental Term Commitments and the Incremental Term Loans to be made thereunder shall be, except as otherwise set forth herein or in the applicable Incremental Facility Agreement, identical to those of the Term A-1 Commitments and the Term A-1 Loans if made to the Cayman Borrower, or the Term A-2 Commitments and the Term A-2 Loans if made to the US Borrower; provided that (i) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term A-1 Loans or the Term A-2 Loans and (ii) no Incremental Term Loan Maturity Date shall be earlier than the latest of (A) the Maturity Date applicable to the Term A-1 Loans, (B) the Maturity Date applicable to the Term A-2 Loans and (C) the Maturity Date applicable to any other outstanding Incremental Term Loans made pursuant to this Agreement at such time. Any Incremental Term Commitments established pursuant to an Incremental Facility Agreement that do not have terms and conditions identical to the Term A-1 Commitments or the Term A-2 Commitments, and any Incremental Term Loans made thereunder, shall in any event comply with the proviso in the preceding sentence and shall be designated as a separate series (each a “Series”) of Incremental Term Commitments and Incremental Term Loans for all purposes of this Agreement.

(c) The Incremental Commitments shall be effected pursuant to one or more Incremental Facility Agreements executed and delivered by Holdings, the applicable Borrower(s), each Incremental Lender providing such Incremental Commitments and the Administrative Agent (with agreement to such Incremental Facility Agreements by the Administrative Agent not to be unreasonably withheld); provided that no Incremental Commitments shall become effective unless (i) on the date of effectiveness thereof or, if the proceeds of Loans from Incremental Commitments will be used in connection with an acquisition, on the date such Incremental Commitments are funded as Loans, both immediately prior to and immediately after giving effect to such Incremental Commitments (and assuming that the full amount of such Incremental Commitments to be funded on such date shall have been funded as Loans on such date), no Default shall have occurred and be continuing, (ii) the representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) on the date of effectiveness thereof and after giving effect to the making of Loans and issuance of Letters of Credit thereunder to be made on such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (b) and (a), respectively, of Section 6.09, (iii) the Borrowers shall make any payments required to be made pursuant to Section 3.05 or otherwise in connection with such Incremental Commitments and the related transactions under this Section 2.14 (including payment of fees and expenses owing in respect of such Incremental Commitments to the Administrative Agent and Incremental Lenders providing such Incremental Commitments) and (iv) Holdings and the Borrowers shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction. Each Incremental Facility Agreement may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.14 (including amendments to the definition of “Fiscal Quarter End Date” to include additional dates as may be necessary).

(d) Upon the effectiveness of an Incremental Commitment of any Incremental Lender, (i) such Incremental Lender shall be deemed to be a “Lender” (and a Lender in respect of Commitments and Loans of the applicable Class) hereunder, and henceforth shall be entitled to all the rights of, and benefits accruing to, Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and shall be bound by all agreements, acknowledgements and other obligations of Lenders (or Lenders in respect of Commitments and Loans of the applicable Class) hereunder and under the other Loan Documents, and (ii) in the case of any Incremental Revolving Credit Commitment, (A) such Incremental Revolving Credit Commitment shall constitute (or, in the event such Incremental Lender already has a Revolving Credit Commitment, shall increase) the Revolving Credit Commitment of such Incremental Lender and (B) the Aggregate Revolving Credit Commitments shall be increased by the amount of such Incremental Revolving Credit Commitment, in each case, subject to further increase or reduction from time to time as set forth in the definition of the term “Revolving Credit Commitment”. For the avoidance of doubt, upon the effectiveness of any Incremental Revolving Credit Commitment, the Outstanding Amount with respect to Revolving Credit Loans, Swing Line Loans and L/C Obligations of the Incremental Revolving Credit Lender holding such Commitment, and the Applicable Percentage of all the Revolving Credit Lenders, shall automatically be adjusted to give effect thereto.

(e) On the date of effectiveness of any Incremental Revolving Credit Commitments, (i) the aggregate principal amount of the Revolving Credit Loans outstanding (the “Existing Revolving Credit Loan Borrowings”) immediately prior to the effectiveness of such Incremental Revolving Credit Commitments shall be deemed to be repaid, (ii) each Incremental Revolving Credit Lender that shall have had a Revolving Credit Commitment prior to the effectiveness of such Incremental Revolving Credit Commitments shall pay to the Administrative Agent in same day funds an amount equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Credit Commitments) multiplied by (2) the aggregate amount of the Resulting Revolving Credit Loan Borrowings (as hereinafter defined) and (B) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Incremental Revolving Credit Commitments) multiplied by (2) the aggregate amount of the Existing Revolving Credit Loan Borrowings, (iii) each Incremental Revolving Credit Lender that shall not have had a Revolving Credit Commitment prior to the effectiveness of such Incremental Revolving Credit Commitments shall pay to Administrative Agent in same day funds an amount equal to the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Credit Commitments) multiplied by (2) the aggregate amount of the Resulting Revolving Credit Loan Borrowings, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Revolving Credit Lender the portion of such funds that is equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the effectiveness of such Incremental Revolving Credit Commitments) multiplied by (2) the aggregate amount of the Existing Revolving Borrowings, and (B) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the effectiveness of such Incremental Revolving Credit Commitments) multiplied by (2) the aggregate amount of the Resulting Revolving Credit Loan Borrowings, (v) after the effectiveness of such Incremental Revolving Credit Commitments, the Borrower shall be deemed to have made new Revolving Credit Loan Borrowings (the “Resulting Revolving Credit Loan Borrowings”) in an aggregate amount equal to the aggregate amount of the Existing Revolving Credit Loan Borrowings and of the Types and for the Interest Periods specified in a Loan Notice delivered to the Administrative Agent in accordance with Section 2.02 (and the applicable Borrower shall deliver such Loan Notice), (vi) each Revolving Credit Lender shall be deemed to hold its Applicable Percentage of each Resulting Revolving Credit Loan Borrowing (calculated after giving effect to the effectiveness of such Incremental Revolving Credit Commitments) and (vii) the applicable Borrower shall pay each Revolving Credit Lender any and all accrued but unpaid interest on its Loans comprising the Existing Revolving Borrowings. The deemed payments of the Existing Revolving Credit Loan Borrowings made pursuant to clause (i) above shall be subject to compensation by the Borrowers pursuant to the provisions of Section 3.05 if the date of the effectiveness of such Incremental Revolving Credit Commitments occurs other than on the last day of the Interest Period relating thereto.

(f) Subject to the terms and conditions set forth herein and in the applicable Incremental Facility Agreement, each Lender holding an Incremental Term Commitment shall make a loan to the applicable Borrower in an amount equal to such Incremental Term Commitment on the date specified in such Incremental Facility Agreement.

(g) The Administrative Agent shall notify the Lenders promptly upon receipt by the Administrative Agent of any notice from any Borrower referred to in Section 2.14(a) and of the effectiveness of any Incremental Commitments, in each case advising the Lenders of the details thereof and, in the case of effectiveness of any Incremental Revolving Credit Commitments, of the Applicable Percentages of the Revolving Credit Lenders after giving effect thereto and of the assignments required to be made pursuant to Section 2.14(e).

(h) Conflicting Provisions. This Section 2.14 shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.15 Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower for whose account such Letter of Credit is issued shall, in each case, promptly Cash Collateralize the then Outstanding Amount of all such L/C Obligations or, in the case of any such L/C Borrowing, repay such L/C Borrowing. At any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the applicable Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure allocated to such Borrower (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent. Each Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations of the applicable Borrower to which such Cash Collateral may be applied pursuant to Section 2.15(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral allocable to such Borrower is less than the applicable Fronting Exposure allocable to such Borrower and other obligations secured thereby, such Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.15 or Sections 2.03, 2.04, 2.05, 2.16 or 8.02 by any Borrower in respect of Letters of Credit or Swing Line Loans of such Borrower shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Revolving Credit Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided that (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 8.03) and (y) the Person (including the applicable Borrower) providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to a Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender (or any subsequent date on which the applicable Lender is a Defaulting Lender), no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Revolving Credit Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of a Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes; provided that if any applicable Law requires the deduction or withholding of any Tax from any payment hereunder or under any Loan Document, then (A) the Loan Party shall withhold or make such deductions as are determined by the Loan Party to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by such Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including withholding and deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by Borrowers. Without limiting, and without duplication for payments made pursuant to, the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnifications. (i) Without limiting, and without duplication for payments made pursuant to, the provisions of subsection (a) or (b) above, each Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 30 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) withheld or deducted on payments to, or paid by, the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the nature and amount of any such payment or liability delivered to the Loan Parties by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Each Lender and L/C Issuer shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for any Taxes (but, with respect to Indemnified Taxes, only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender or L/C Issuer that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the nature and amount of such payment or liability delivered to any Lender or any L/C Issuer by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrowers or the Administrative Agent, as the case may be, after any payment of Taxes by a Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, such Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to such Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrowers and to the Administrative Agent, when reasonably requested by a Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the Taxing authorities of any jurisdiction and such other reasonably requested information as will permit such Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of Tax withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of payments to be made to such Lender by such Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdiction. Notwithstanding anything to the contrary in the preceding sentence, (A) the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)) shall not be required if in the Lender’s good faith judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender and (B) the completion, execution and submission of the documentation set forth in Section 3.01(e)(ii)(C) shall not be required if in the Lenders’ good faith judgment such completion, execution or submission would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if a Borrower is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to such Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 and such other documentation or information prescribed by applicable Laws or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of United States withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of such Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of such Borrower within the meaning of section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(C) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the applicable Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the applicable Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the applicable Borrower or the Administrative Agent as may be necessary for the applicable Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender shall promptly notify the Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole good faith discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrowers or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Revolving Credit Loan Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii) subject the Administrative Agent, any Lender or the L/C Issuer to any Taxes (other than Indemnified Taxes and Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by the Administrative Agent, such Lender or the L/C Issuer) on its Loans, loan principal, Letters of Credit, participations, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, from time to time upon written request of such Lender or the L/C Issuer within the time provided by subsection (c) below, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital and Liquidity Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has had or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrowers shall be conclusive absent manifest error. Each Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as owed by such Borrower on any such certificate within 10 days after receipt thereof; provided that neither any Lender nor the L/C Issuer shall be entitled to submit a claim for compensation based upon a Change in Law unless it shall have determined that the making of such claim is consistent with its general practices under similar circumstances in respect of similarly situated borrowers with credit agreements entitling it to make such claims (it being agreed that no Lender or the L/C Issuer shall be required to disclose any confidential or proprietary information in connection with such determination or the making of such claim).

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers (whether or not such notice may be revoked in accordance with the terms hereof); or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by a Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or any Borrower is required to pay any additional amount to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrowers, such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrowers may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(i) executed counterparts of this Agreement, the Subsidiary Guaranty and the Closing Date Side Letter, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrowers;

(ii) a Note executed by the applicable Borrower in favor of each Lender requesting a Note with respect to the applicable Facility;

(iii) such certificates of resolutions, written resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require and as are customary evidencing the identity, legal authority and legal capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv) such documents and certifications as the Administrative Agent may reasonably require and as are customary to evidence that each Loan Party is duly incorporated, organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of (A) O’Melveny & Myers LLP, counsel to the Loan Parties, and (B) Conyers Dill & Pearman (Cayman) Limited, counsel to the Cayman Borrower, in each case, addressed to the Administrative Agent, each Lender and the L/C Issuer, in form and substance reasonably satisfactory to the Administrative Agent, concerning the Loan Parties and the Loan Documents (which opinions shall expressly permit, in a customary manner, reliance by successors and permitted assigns of the Administrative Agent and the Lenders);

(vi) a certificate signed by the chief financial officer of Holdings, certifying that:

(A) certifying that Holdings and its Subsidiaries on a consolidated basis (after giving effect to all Credit Extensions made on the Closing Date and the application of proceeds thereof) are Solvent; and

(B) certifying compliance with the conditions set forth in the first sentence of each of paragraph (b) of this Section 4.01 and in paragraphs (a) and (b) of Section 4.02;

(vii) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, that has been reasonably requested by any Lender not less than five business days prior to the Closing Date;

(viii) payment of all accrued reasonable fees and expenses of the Arranger, the Administrative Agent (including the reasonable fees and expenses of one outside firm of counsel (and any reasonably necessary local counsel) for the Administrative Agent and the Arranger) to the extent a reasonably detailed invoice has been delivered to the Borrowers at least two Business Days prior to the scheduled Closing Date (except as otherwise reasonably agreed by the Borrowers);

(ix) the financial statements, opinions and certificates referred to in Section 5.05; and

(b) There shall not have occurred any circumstance, development, event, condition, effect or change since June 28, 2013 that, individually or in the aggregate, has had a Material Adverse Effect.

(c) Prior to or substantially concurrently with the Closing Date, the Refinancing, including the payment in full of all principal, interest, fees, expenses and other amounts outstanding under or in connection with the Existing Credit Agreement, shall have been consummated and all such obligations and indebtedness shall be terminated and any guarantees of, and liens securing, any such obligations shall have been released and terminated.

(d) Any fees required to be paid on or before the Closing Date pursuant to any Loan Document shall have been paid or be paid on the Closing Date.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender and the L/C Issuer to honor any Request for Credit Extension (other than with respect to a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrowers and each other Loan Party contained in Article V or any other Loan Document shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (b) and (a), respectively, of Section 6.09.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by a Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrowers represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence. Each Loan Party is duly incorporated, organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization.

5.02 Execution, Delivery and Performance. The execution, delivery and performance by each Loan Party of each Loan Document to be delivered by it, and the consummation of the transactions contemplated hereby and by each other Loan Document, are within such Loan Party’s corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, and do not contravene (i) the terms of any of such Person’s Organization Documents, (ii) applicable law or (iii) any other contractual restriction binding on or affecting any Loan Party or its Material Subsidiaries, other than violations described under clause (ii) or (iii) that could not reasonably be expected to result in a Material Adverse Effect or result in the imposition of any Lien on any asset of any Loan Party or any of its Material Subsidiaries other than Liens permitted hereunder.

5.03 Governmental Authorization; Other Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by any Loan Party of this Agreement or any other Loan Document, except for any actions, notices or filings that have been completed or are immaterial.

5.04 Binding Effect. This Agreement has been, and each of other Loan Documents, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement is, and each other Loan Document when delivered will be, the legal, valid and binding obligation of such Loan Party enforceable against each Loan Party that is a party thereto in accordance with their respective terms subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

5.05 Financial Statements.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The unaudited consolidated balance sheet of Holdings and its Subsidiaries dated as of September 27, 2013, and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

5.06 Litigation. There is no pending or threatened action, suit, investigation, litigation or proceeding, including any Environmental Action, at law or in equity, affecting Holdings or any of its Material Subsidiaries before any court, governmental agency or arbitrator that (a) would have a Material Adverse Effect or (b) could reasonably be expected to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the consummation of the transactions contemplated hereby or thereby.

5.07 Margin Regulations; Investment Company Act.

(a) Neither Borrower is engaged in the business of purchasing or carrying, or extending credit for the purpose of purchasing or carrying, margin stock (within the meaning of Regulation U issued by the FRB). Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets of Holdings and its Subsidiaries on a consolidated basis will be margin stock (within the meaning of Regulation U of the FRB).

(b) Neither Holdings nor any of its Material Subsidiaries is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.08 Disclosure. No information, exhibit or report furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation and syndication of this Agreement or pursuant to the terms of this Agreement or any other Loan Document, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein not misleading in light of the circumstances under which such statements were made; provided that with respect to any projected financial information, each of Holdings and the Borrowers represents only that such information was prepared in good faith based on assumptions believed to be reasonable at the time made, it being recognized by the Administrative Agent, the L/C Issuer and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected results.

5.09 Solvency. Holdings and its Subsidiaries are Solvent on a consolidated basis.

5.10 Compliance with Laws.

(a) Each Loan Party and each Subsidiary thereof is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties (including all Environmental Laws), except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Holdings and the Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by Holdings and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Holdings and its Subsidiaries and, to the knowledge of a Responsible Officer of Holdings or either Borrower, their respective directors, officers, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (i) Holdings or its Subsidiaries or (ii) to the knowledge of a Responsible Officer of Holdings or either Borrower, any of the respective directors, officers, employees or agents of Holdings or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The proceeds of any Loans or Letter of Credit will not, to the knowledge of a Responsible Officer of Holdings or the Borrower, (x) be made available to any Person, directly or indirectly, for the purpose of financing or facilitating any activity in any Sanctioned Country, or any activity with any Person currently subject to any Sanction or (y) be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than any contingent indemnification or similar contingent obligation not yet due and payable), Holdings shall:

6.01 Compliance with Laws.

(a) Comply, and cause each of its Material Subsidiaries to comply with all applicable Laws and all orders, writs, injunctions and decrees applicable to it or its business or property, such compliance to include compliance with ERISA, Laws governing Foreign Pension Plans, Environmental Laws and the Patriot Act, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b) Maintain, and cause each Borrower to maintain, in effect and enforce policies and procedures designed to ensure compliance by Holdings and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

6.02 Payment of Taxes, Etc. Pay and discharge, and cause each of its Material Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property except for Liens otherwise permitted hereby, except, in each case, to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that, in any event, neither Holdings nor any of its Material Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves under GAAP are being maintained.

6.03 Maintenance of Insurance. Maintain, and cause each of its Material Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which Holdings or such Material Subsidiary operates; provided, however, that Holdings and its Material Subsidiaries may self-insure to the same extent as other companies engaged in similar businesses and owning similar properties in the same general areas in which Holdings or such Material Subsidiary operates and to the extent consistent with prudent business practice.

6.04 Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Material Subsidiaries to preserve and maintain, its legal existence, rights (charter and statutory) and franchises; provided, however, that either Borrower and its Subsidiaries may consummate any merger, consolidation, conveyance, transfer, lease or other disposition (including the disposition of Equity Interests of one or more Subsidiaries) in each case to the extent permitted under Section 7.02, and provided further that none of Holdings, any Borrower or any of its Material Subsidiaries shall be required to preserve any right or franchise, or the legal existence of any Subsidiary, if the board of directors of Holdings, such Borrower or such Material Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings, such Borrower or such Material Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Holdings, such Borrower, such Material Subsidiary or the Lenders.

6.05 Visitation Rights. At any reasonable time and from time to time upon reasonable prior notice, permit the Administrative Agent or any of the Lenders that request through the Administrative Agent or any reasonable number of agents or representatives thereof, in each case, at their own expense and organized through the Administrative Agent, to visit Holdings’ or any Borrower’s executive corporate offices in Irvine, California (or any successor executive corporate office) to examine and make copies of and abstracts from the records and books of account of, and if reasonably necessary to assess Holdings and the Borrowers’ compliance with the material provisions of this Agreement, to visit the other properties of Holdings and any of its Material Subsidiaries, and to discuss the affairs, finances and accounts of Holdings and any of its Material Subsidiaries with any of their officers or directors and with their independent certified public accountants; provided that unless an Event of Default has occurred and is then continuing, the Administrative Agent and the Lenders shall make no more than one such visit organized through the Administrative Agent per calendar year.

6.06 Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of Holdings and each such Subsidiary in accordance with, and to the extent required by, GAAP in effect from time to time (or local accounting requirements) and applicable laws.

6.07 Maintenance of Properties. Maintain and preserve, and cause each of its Material Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to comply with the foregoing could not reasonably be expected to have a Material Adverse Effect.

6.08 Transactions with Affiliates. Conduct, and cause each of its Material Subsidiaries to conduct, all material transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and no less favorable to Holdings or such Material Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, other than (a) transactions between Holdings and its Subsidiaries, or between two or more Subsidiaries, (b) loans or advances to officers, directors and employees in the ordinary course of business (including for travel, entertainment, relocation and similar expenses), (c) compensation, employment, termination, and other employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, executive officers or employees of Holdings or any Subsidiary, each in the ordinary course of business or as approved by the applicable board of directors or other governing body or the compensation committee thereof, (d) transactions incurred in the ordinary course of business with Persons that have directors who are also directors or executive officers of Holdings, (e)(i) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by Holdings’ board of directors and (ii) any repurchases of any issuances, awards or grants issued pursuant to clause (i), in each case, to the extent permitted by Section 7.07, (f) employment arrangements entered into in the ordinary course of business between Holdings or any Subsidiary and any employee thereof and (g) any Restricted Junior Payment permitted by Section 7.07.

6.09 Financial Statements, Certificates and Other Information. Deliver to the Administrative Agent (for delivery to each Lender), in form and detail reasonably satisfactory to the Administrative Agent:

(a) as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, the consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal quarter and the related consolidated statements of income and cash flows of Holdings and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of Holdings as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) and a Compliance Certificate (signed by the chief executive officer, chief financial officer, treasurer or controller of Holdings) in reasonable detail as to compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7.09, and in the event of any change in GAAP used in the preparation of such financial statements, Section 1.03(b) shall apply.

(b) as soon as available and in any event within 90 days after the end of each fiscal year of Holdings, a copy of the annual audit report for such year for Holdings and its Subsidiaries, containing the consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and cash flows of Holdings and its Subsidiaries for such fiscal year, in each case accompanied by an opinion by KPMG LLP or other independent public accountants of recognized national standing (that does not include any “going concern” or similar qualification, or any qualification as to the scope of their audit) and a Compliance Certificate (signed by the chief executive officer, chief financial officer, treasurer or controller of Holdings) in reasonable detail as to compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7.09, and in the event of any change in GAAP used in the preparation of such financial statements, Section 1.03(b) shall apply;

(c) as soon as possible and in any event within five days upon any Responsible Officer of Holdings obtaining actual knowledge of the occurrence of any Default continuing on the date of such statement, a statement of the chief financial officer of Holdings setting forth details of such Default and the action that Holdings and the Borrowers have taken and proposes to take with respect thereto;

(d) promptly after the sending or filing thereof, copies of all reports Holdings sends to its securityholders generally, and copies of all reports on Form 10-K, 10-Q or 8-K (other than pursuant to Rule 14a-12 of the Securities Exchange Act of 1934, as amended) and registration statements for the public offering (other than pursuant to employee Plans) of securities of Holdings that Holdings or any Subsidiary files with the SEC or any national securities exchange;

(e) promptly after the commencement thereof, notice of all actions and proceedings before any court, Governmental Authority or arbitrator affecting Holdings or any of its Material Subsidiaries of the type described in clause (i) or (ii) of Section 5.06;

(f) promptly after the occurrence thereof, notice of any material change in accounting policies or financial reporting practices by Holdings or any Subsidiary;

(g) following and during the continuance of a Suspension Period, notice of the occurrence of any Reversion Event promptly after the occurrence thereof;

(h) promptly after the occurrence thereof, notice of any ERISA Event or the termination of any Foreign Pension Plan that could reasonably be expected to result in any potential material liability to Holdings or any Subsidiary, taken as a whole; and

(i) promptly after any written request therefor, such other information with respect to Holdings or any of its Material Subsidiaries as any Lender, through the Administrative Agent, may from time to time reasonably request.

As to any information contained in materials furnished pursuant to Section 6.09(d), Holdings shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of Holdings to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

Documents required to be delivered pursuant to Section 6.09(a), (b) and (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings posts such documents, or provides a link thereto on Holdings’ website on the Internet at the website address www.wdc.com or another website address provided by Holdings in a written notice to the Administrative Agent, (ii) on which such documents are posted on a publicly available website maintained by or on behalf of the SEC for access to documents filed in the EDGAR database (the “EDGAR Website”) or (iii) on which such documents are posted on behalf of Holdings on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Holdings shall deliver paper copies of such documents to the Administrative Agent, for delivery by the Administrative Agent to any Lender that requests Holdings to deliver such paper copies, until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender (through the Administrative Agent) and (ii) except with respect to documents posted on the EDGAR Website, Holdings shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and, if requested by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Loan Party with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it (through the Administrative Agent) or maintaining its copies of such documents.

Holdings and each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of Holdings or a Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Holdings and each Borrower hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Holdings and the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the Bookrunners, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Holdings, any Borrower or any of their securities for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.10 Use of Proceeds. Use the proceeds of the Credit Extensions for general corporate purposes not in contravention of any Law or of any Loan Document.

6.11 Additional Guarantors. Notify the Administrative Agent at the time that any Person that is not at such time a Guarantor is or becomes a Material Domestic Subsidiary, and promptly thereafter (and in any event within 60 days or such longer period acceptable to the Administrative Agent), cause such Material Domestic Subsidiary to (a) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Subsidiary Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose and (b) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and, if requested by the Administrative Agent, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), in form and substance reasonably satisfactory to the Administrative Agent.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding (other than any contingent indemnification or similar contingent obligation not yet due and payable), Holdings shall not, directly or indirectly:

7.01 Liens. Create or suffer to exist, or permit any of its Material Subsidiaries (measured both before and after giving effect to any transaction in which a Lien is created or suffered to exist) to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Material Subsidiaries to assign, any right to receive income, other than:

(a) Permitted Liens;

(b) Liens securing Debt permitted pursuant to Section 7.04(e); provided that (x) such Liens attach at all times only to the assets so financed except for accessions to the property that is affixed or incorporated into the property covered by such Lien or financed with the proceeds of such Debt and the proceeds and the products thereof and (y) individual financings or leases of equipment provided by one lender or lessor may be cross collateralized to other financings of equipment provided by such lender or lessor;

(c) Liens existing on the Closing Date and, in the case of any such Liens securing obligations in an amount equal to or greater than $5,000,000, listed on Schedule 7.01 hereto; provided that all Liens permitted under this clause (c) that are not listed on Schedule 7.01 do not secure in the aggregate obligations in an amount greater than $50,000,000;

(d) Liens on property of a Person existing at the time such Person is merged into or consolidated with Holdings or any Material Subsidiary of Holdings or becomes a Material Subsidiary of Holdings (with “Material Subsidiary” being determined measured after giving effect to such transaction); provided that such Liens were not created in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person so merged into or consolidated with Holdings or such Material Subsidiary or acquired by Holdings or such Material Subsidiary;

(e) Liens on cash collateral or government securities to secure obligations under Hedge Agreements, letters of credit and bank guaranties; provided that the aggregate value of any collateral so pledged does not exceed $200,000,000 in the aggregate at any time;

(f) Liens on precious metals or commodities to secure obligations under Hedge Agreements;

(g) assignments of the right to receive income effected as a part of the sale of a business unit or for collection purposes;

(h) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Debt (other than as described in clause (i) of the definition thereof), (ii) relating to pooled deposit, sweep accounts, reserve accounts or similar accounts of Holdings or any of its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and its Subsidiaries, (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of Holdings or any of its Subsidiaries in the ordinary course of business or (iv) relating to the credit cards and credit accounts of Holdings or any of its Subsidiaries in the ordinary course of business;

(i) Liens encumbering customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(j) the replacement, extension or renewal of any Lien permitted by clause (c) or (d) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby;

(k) Liens arising under any Permitted Receivables Financing permitted under Section 7.04(w).

(l) Liens in favor of any Loan Party or any Material Subsidiary, provided that the aggregate principal amount of Debt secured by all such Liens granted by the Loan Parties in favor of one or more Material Subsidiaries that are not Loan Parties shall not exceed $50,000,000 at any time outstanding;

(m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(n) Liens solely on any cash earnest money deposits made by Holdings or any Material Subsidiary in connection with any letter of intent or purchase agreement in respect of any investment by Holdings or such Material Subsidiary;

(o) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(p) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(q) Liens granted by a Material Subsidiary on Equity Interests in any joint venture of such Material Subsidiary securing obligations of such joint venture;

(r) Liens securing insurance premiums financing arrangements; provided, that such Liens are limited to the applicable unearned insurance premiums; and

(s) other Liens securing Debt in an aggregate principal amount not to exceed the amount specified in Section 7.04(y) at any time outstanding.

7.02 Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired), to, any Person, or permit any of its Material Subsidiaries to do so, except that (i) any Material Subsidiary of Holdings (other than a Borrower) may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other Subsidiary of Holdings, so long as, if any party to such transaction is a Material Domestic Subsidiary, the transferee or surviving corporation is a Material Domestic Subsidiary, (ii) any Material Subsidiary of Holdings (other than a Borrower) may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, Holdings, (iii) any Material Subsidiary of Holdings (other than a Borrower) may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of all or substantially all of its assets (including Equity Interests in one or more of its Subsidiaries) to, any other Person so long as, unless such other Person shall become a Subsidiary of Holdings after giving effect to such transaction, Holdings delivers to the Administrative Agent a certificate demonstrating compliance on a Pro Forma Basis with Section 7.09 after giving effect to such transaction, (iv) any Material Subsidiary of Holdings (other than a Borrower) may merge or consolidate with or into any other Person so long as such Material Subsidiary is the surviving entity (or the surviving Person shall become a Material Subsidiary of Holdings after giving effect to such transaction) and (v) any Borrower may merge or consolidate with or into any other Person so long as such Borrower is the surviving entity; provided, in the case of clauses (iii) or (v) above, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom. Without limiting the generality of Section 6.11, if any Person shall, after giving effect to any transaction permitted by this Section 7.02, be or become a Material Domestic Subsidiary, it shall comply with the provisions of Section 6.11, and such Person shall constitute a Material Subsidiary with respect to the incurrence of Debt or Liens in connection with, or simultaneously with, such transaction.

7.03 Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by GAAP.

7.04 Indebtedness. Create or suffer to exist, or permit any Material Subsidiary (measured both before and after giving effect to any transaction in which such Debt is created or suffered to exist) to create or suffer to exist, any Debt other than:

(a) Debt under the Loan Documents;

(b) Debt owed to Holdings or to a wholly owned (other than directors’ qualifying shares) Subsidiary of Holdings;

(c) (i) Debt existing on the Closing Date and described on Schedule 7.04 hereto and (ii) Debt existing on the Closing Date to the extent that (x) such Debt is not included in clause (i) of this Section 7.04(c), (y) any such Debt does not exceed $5,000,000 in principal amount and (z) the aggregate principal amount of all such Debt does not exceed $50,000,000 in principal amount (clauses (i) and (ii), collectively, the “Existing Debt”), and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Debt, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor and ranking in right of payment of such Existing Debt shall not be improved for the benefit of the holders thereof, as a result of or in connection with such extension, refunding or refinancing (other than by increasing such amount by fees and expenses in connection with any refinancing);

(d) Debt of a Person existing at the time such Person is merged into or consolidated with any Material Subsidiary of a Borrower or becomes a Material Subsidiary of a Borrower (the “Assumed Debt”) and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, the Assumed Debt; provided that (A) such Debt was not created in contemplation of such merger, consolidation or acquisition and (B) the principal amount of such Assumed Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed (other than as expressly permitted hereunder), as a result of or in connection with such extension, refunding or refinancing (other than by increasing such amount by fees and expenses in connection with any refinancing);

(e) purchase money obligations or other similar obligations (including obligations in respect of mortgage, industrial revenue bond, industrial development bond, and similar financings) (x) in respect of capital leases or (y) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, in each case, together with any modifications, extensions, renewals, refundings, replacements and extensions of any such Debt that do not increase the outstanding principal amount thereof;

(f) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(g) Debt incurred by Holdings or any of its Subsidiaries arising from guaranties, letters of credit or bank guaranties, warehouse receipts or similar instruments in the ordinary course of business;

(h) Debt incurred by Holdings or any of its Subsidiaries in respect of surety, performance, statutory or appeal bonds or similar obligations (including those issued in respect of workers’ compensation, unemployment insurance and other types of social security) in the ordinary course of business;

(i) Debt in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(j) Debt existing or arising under any Hedge Agreement entered into in the ordinary course of business and not for speculative purposes;

(k) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings and its Subsidiaries;

(l) guaranties by Holdings of Debt of any Subsidiary or guaranties by a Material Subsidiary of Holdings of Debt of Holdings or any Subsidiary with respect, in each case, to Debt otherwise permitted to be incurred pursuant to this Section 7.04;

(m) guaranties by Holdings or any of its Material Subsidiaries of the obligations under Hedge Agreements entered into in the ordinary course of business;

(n) customary indemnification and purchase price adjustment obligations incurred in connection with sales of assets and acquisitions;

(o) contingent obligations consisting of take or pay obligations contained in supply agreements, in each case incurred in the ordinary course of business;

(p) Debt representing deferred compensation to employees;

(q) Debt consisting of promissory notes issued to future, present or former directors, officers, members of management, employees or consultants of Holdings or any of its Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any of its direct or indirect parent companies;

(r) Debt consisting of the financing of insurance premiums;

(s) Debt permitted under Section 7.05;

(t) Debt in respect of the credit cards and credit accounts of Holdings or any of its Subsidiaries in the ordinary course of business;

(u) warranty or indemnification obligations of Holdings or any of its Subsidiaries incurred in the ordinary course of business;

(v) obligations of Holdings or any of its Subsidiaries incurred in connection with rebate programs;

(w) Permitted Receivables Financing not to exceed $500,000,000 at any time outstanding;

(x) other unsecured Debt of any Loan Party; and

(y) other Debt in an amount not to exceed 7.5% of consolidated total assets of Holdings and its Subsidiaries at any time outstanding (determined as of the date such Debt was incurred).

7.05 Speculative Transactions. Engage, or permit any of its Material Subsidiaries to engage, in any transaction involving commodity options or futures contracts or Hedge Agreements except in the ordinary course of business and not for speculative purposes.

7.06 Change in Nature of Business. Make, or permit any of its Material Subsidiaries to make, any material change in the nature of the business carried on by Holdings and its Subsidiaries considered as a whole at the date hereof or that are reasonably related, incidental, ancillary or complementary thereto.

7.07 Restricted Junior Payments. Directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, or permit any of its Material Subsidiaries through any manner or means or through any other Person to directly or indirectly declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except:

(a) Restricted Junior Payments made when the Consolidated Leverage Ratio, both before and after giving effect to such Restricted Junior Payment and any Debt incurred in connection therewith, is less than 2.0 to 1.0;

(b) Holdings may make Restricted Junior Payments to, purchase or redeem Equity Interests of Holdings (including related stock appreciation rights or similar securities) (A) held by then present or former directors, consultants, officers or employees of Holdings or any of its Subsidiaries or by any employee compensation and incentive arrangements upon such person’s death, disability, retirement or termination of employment or under the terms of any such employee compensation and incentive arrangements or any other agreement under which such shares of stock or related rights were issued or (B) held by present or former officers, directors or employees of Holdings or any of its Subsidiaries at any time in order to provide liquidity to such officers in the ordinary course of business; provided that the aggregate amount of such purchases or redemptions under this clause (b) shall not exceed $100,000,000 per fiscal year (plus, the amount of net proceeds received by Holdings or its Subsidiaries during such fiscal year from (x) sales of Equity Interests of Holdings to directors, officers or employees of Holdings or any of its Subsidiaries in connection with employee compensation and incentive arrangements and (y) third-party insurers under key-man life insurance policies that were not already applied under this clause (b)) which, if not used in any year, may be carried forward to any subsequent fiscal year;

(c) repurchases of common stock of Holdings in open market transactions, pursuant to the existing stock repurchase program approved by the governing body of Holdings and in effect on the Closing Date in an aggregate amount not to exceed $500,000,000;

(d) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of, and any required tax withholdings in respect of, such options;

(e) purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests; and

(f) other Restricted Junior Payments made, in an aggregate amount not to exceed $100,000,000;

provided, that, notwithstanding anything to the contrary foregoing, Holdings may pay dividends that were permitted under any provision of Section 7.07(a) through (f) above at the time of declaration thereof if, at the time of such declaration, no Default shall have occurred and then be continuing.

7.08 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in any manner that would violate Regulation T, U or X. If requested by the Administrative Agent or any Lender, the Borrowers will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirement of FR—Form G-3 or FR—Form U-1, as applicable, referred to in Regulation U.

7.09 Financial Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the last day of any fiscal quarter of Holdings, commencing with the last day of the fiscal quarter in which the Closing Date occurs, (i) until April 3, 2015, calculated on a Pro Forma Basis, to be greater than 3.0 to 1.0, and (ii) thereafter, calculated on a Pro Forma Basis, to be greater than 2.75 to 1.0.

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the last day of any fiscal quarter of Holdings, commencing with the last day of the fiscal quarter in which the Closing Date occurs, calculated on a Pro Forma Basis, to be less than 3.0 to 1.0.

7.10 Suspension of Restricted Junior Payments Covenant. During any Suspension Period, upon delivery of a certificate signed by a Responsible Officer of Holdings to the Administrative Agent certifying that the conditions for a Suspension Period are satisfied at such time and that no Default or Event of Default has occurred and is continuing, Holdings will not be subject to the covenant set forth in Section 7.07 so long as no Default or Event of Default has occurred and is continuing. In the event that Holdings is not subject to the covenant set forth in Section 7.07 for any period of time as a result of the preceding sentence and, on any subsequent date, a Reversion Event occurs or a Default or Event of Default occurs and is continuing, then Holdings will thereafter again be subject to the covenant set forth in Section 7.07; provided that any Restricted Junior Payments made during any Suspension Period shall be disregarded for calculations of the amount available to be made as Restricted Junior Payments under any clause of Section 7.07.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a) Non-Payment. Any Borrower or any other Loan Party shall fail to pay (i) any principal of any Loan or L/C Obligation when the same becomes due and payable; or (ii) any interest on any Loan or any L/C Obligation, any fees or any other amounts payable under this Agreement or any other Loan Document within five days after the same becomes due and payable; or

(b) Representations and Warranties. Any representation or warranty made by any Loan Party herein or in any other Loan Document or by any Loan Party in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect (or, with respect to representations and warranties modified by materiality standards, in all respects) when made; or

(c) Specific Covenants. (i) Holdings or any Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 6.04 (only with respect to the legal existence of Holdings and the Borrowers), 6.08 or 6.09(c) or in Article VII or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to Holdings by the Administrative Agent or any Lender; or

(d) Cross-Default. (i) Holdings, any Borrower or any of their respective Material Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $125,000,000 in the aggregate (but excluding Debt outstanding hereunder and Debt under Hedge Agreements) of Holdings, such Borrower or such Material Subsidiary, as the case may be, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause, or to permit the holder or holders of that Debt (or a trustee on behalf of such holder or holders) to cause, that Debt to become or be declared due and payable (or redeemable) prior to the stated maturity thereof; or (ii) there occurs under any Hedge Agreement an “Early Termination Date” (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which Holdings, any Borrower or any Material Subsidiary is the “Defaulting Party” (as defined in such Hedge Agreement) or (B) any “Termination Event” (as so defined) under such Hedge Agreement as to which Holdings, any Borrower or any Material Subsidiary is an “Affected Party” (as so defined) and, in either event, the Hedge Termination Value owed by Holdings, such Borrower or such Material Subsidiary as a result thereof is greater than $125,000,000; or

(e) Inability to Pay Debts; Attachment. Holdings, any Borrower or any of their respective Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Holdings, any Borrower or any of their respective Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Debtor Relief Law or any other law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian, liquidator or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed, unbonded or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian, liquidator or other similar official for, it or for any substantial part of its property) shall occur; or Holdings, any Borrower or any of their respective Material Subsidiaries shall take any corporate action (including passing any resolutions or convening any meetings for the purposes of passing any such resolutions) to authorize any of the actions set forth above in this subsection (e); or

(f) Judgments. Judgments or orders for the payment of money in excess of $125,000,000 in the aggregate shall be rendered against Holdings, any Borrower and/or any of their respective Material Subsidiaries that shall not have been paid and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and shall not have ceased within five Business Days or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect unless such judgment or order has been discharged or otherwise satisfied; provided, however, that any such judgment or order shall not be an Event of Default under this Section 8.01(f) if and for so long as (x) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (y) such insurer, which shall be rated at least “A” by A.M. Best Company, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g) Change of Control. (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Holdings or any Borrower (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of Holdings; or (ii) during any period of up to 24 consecutive months, commencing after the Closing Date, the board of directors of Holdings shall cease to consist of a majority of Continuing Directors; or (iii) Holdings ceases to own 100% of the Equity Interests (other than directors’ qualifying shares) of either Borrower, directly or indirectly;

(h) ERISA. Any one or more of the following shall have occurred and be continuing with respect to Holdings or any of its ERISA Affiliates and, in each case, such event or condition, together with all other such events or condition, if any, would result in a Material Adverse Effect: (i) the occurrence of any ERISA Event; (ii) the failure to make a contribution or contributions to one or more Foreign Pension Plans as required by Law applicable to such Foreign Pension Plan or Foreign Pension Plans; (iii) the partial or complete withdrawal of Holdings or any of its ERISA Affiliates from a Multiemployer Plan; (iv) the reorganization or termination of a Multiemployer Plan or (v) the termination of any Foreign Pension Plan which could result in increased liability to Holdings or any ERISA Affiliate; or

(i) Invalidity of Loan Documents. At any time after the execution and delivery thereof, (i) either the Subsidiary Guaranty or the Guaranty of Holdings or the US Borrower contained in Article X of this Agreement for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void or (iii) either Borrower or any Guarantor shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future Credit Extensions by Lenders, under any Loan Document to which it is a party.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans of each Borrower, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable by such Borrower, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Holdings and the Borrowers;

(c) require that each Borrower Cash Collateralize the L/C Obligations for which it is liable (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to Holdings or any Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.15 and 2.16, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to (a) payment of (i) that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings and (ii) Obligations then owing under Guaranteed Hedge Agreements and Guaranteed Cash Management Agreements, in each case ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks and (b) the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations composed of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrowers pursuant to Sections 2.03 and 2.15, in proportion to the respective amounts described in this clause Fourth held by each applicable Person; and

Last, the balance, if any, after all of the Obligations have been paid in full in cash, to the Borrowers or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.15, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

Notwithstanding any provision of this Agreement or any other Loan Document, no Guaranty by any Guarantor under any Loan Document shall include a Guaranty of any Obligation that, as to such Guarantor, is an Excluded Swap Obligation. In the event that any payment is made pursuant to any Guaranty by any Guarantor as to which any Obligations are Excluded Swap Obligations, such payment or amount shall be applied to pay the Obligations of such Loan Party as otherwise provided herein and in the other Loan Documents without giving effect to such Excluded Swap Obligations, and each reference in this Agreement or any other Loan Document to the ratable application of such amounts as among the Obligations or any specified portion of the Obligations that would otherwise include such Excluded Swap Obligations shall be deemed so to provide.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither Holdings, either Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or the L/C Issuer as any other Lender or L/C Issuer and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings, the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or the L/C Issuer.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties);

(b) shall not have any duty to take any discretionary action or to exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, a Borrower, any other Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default (stating that it is a “notice of default”) is given to the Administrative Agent by Holdings, the Borrowers, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any loss, cost or expense suffered by any Lender as a result of, any determination of the Outstanding Amount or the component amounts thereof except to the extent that any such loss, cost or expense is determined by a court of competent jurisdiction in a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the proper Person), and may act upon any such statement prior to receipt of written confirmation thereof. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Holdings or a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Administrative Agent.

(a) Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such by providing written notice thereof to the Lenders, the L/C Issuer and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no successor shall have been so appointed by the Required Lenders, and accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of its intent to resign (such date, the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders and the L/C Issuer, in consultation with the Borrowers, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in the United States. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof (provided that the determination referred to in such definition shall be undertaken by the Required Lenders rather than the Administrative Agent), the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrowers, the Lenders, the L/C Issuer and the Administrative Agent, remove the Administrative Agent and, in consultation with the Borrowers, appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States (the date on which such successor accepts such appointment, the “Removal Effective Date”).

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent held on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender or the L/C Issuer directly, until such time, if any, as a successor Administrative Agent is appointed as provided for above. Upon the acceptance by such successor of its appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent, and the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the parenthetical under clause (c)(i) above.

(d) Any resignation by, or removal of, JPMCB as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation or removal as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger, any Bookrunner or any other Lender or the L/C Issuer or any of the Related Parties of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger, any Bookrunner or any other Lender or the L/C Issuer or any of the Related Parties of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arranger, the Bookrunners, Co-Syndication Agents, Co-Documentation Agents or other similar titles listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder, but all such Persons shall have the benefit of the indemnities provided for hereunder.

9.09 Consent to Loan Documents. Each Lender and the L/C Issuer, by delivering its signature page to this Agreement and funding its Loans, or issuing a Letter of Credit, on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent, the Lenders or the L/C Issuer on the Closing Date.

9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid (other than Obligations in respect of Guaranteed Cash Management Agreements or Guaranteed Hedge Agreements unless consented to by the applicable Cash Management Bank or Hedge Bank, as the case may be) and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.08, 2.09, 3.01, 3.04, 3.05 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.08, 2.09, 3.01, 3.04, 3.05 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

9.11 Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary or Material Domestic Subsidiary of Holdings as a result of a transaction permitted under the Loan Documents. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.11.

9.12 Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03 or any Guaranty by virtue of the provisions hereof or of any Guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

In furtherance and not in limitation of the foregoing, Holdings and each Borrower (on behalf of itself and its subsidiaries that are Loan Parties) and each Lender party hereto (on behalf of itself and its Affiliates) hereby acknowledge and agree that (i) the guarantees of the Obligations (as defined in the Existing Credit Agreement) under the Loan Documents (as defined in the Existing Credit Agreement) in respect of any Guaranteed Cash Management Agreement and any Guaranteed Hedge Agreement (each as defined in the Existing Credit Agreement) are terminated as of the Closing Date and are of no further force or effect and (ii) each Guaranteed Cash Management Agreement and Guaranteed Hedge Agreement (each as defined in the Existing Credit Agreement) shall, without any further act or action of, or notice to, any party, constitute Guaranteed Cash Management Agreements and Guaranteed Hedge Agreements hereunder, as the case may be.

ARTICLE X.

CONTINUING GUARANTY

10.01 Guaranties.

(a) Guaranty of Holdings. Holdings hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations of the Loan Parties, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, to the Guaranteed Parties, and whether arising hereunder or under any other Loan Document, any Guaranteed Cash Management Agreement or any Guaranteed Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Guaranteed Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Holdings, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of Holdings under this Guaranty, and Holdings hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

(b) Guaranty of US Borrower. US Borrower hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations of the Loan Parties, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, to the Guaranteed Parties, and whether arising hereunder or under any other Loan Document, any Guaranteed Cash Management Agreement or any Guaranteed Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Guaranteed Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the US Borrower, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of the US Borrower under this Guaranty, and the US Borrower hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02 Rights of Lenders. Holdings and the US Borrower each consents and agrees that the Guaranteed Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, Holdings and the US Borrower each consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the respective risks of Holdings and the US Borrower under this Guaranty or which, but for this provision, might operate as a discharge of Holdings, the US Borrower or both.

10.03 Certain Waivers. Holdings and the US Borrower each waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guaranteed Party) of the liability of any Borrower; (b) any defense based on any claim that Holdings’ or the US Borrower’s obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting Holdings’ or the US Borrower’s liability hereunder; (d) any right to proceed against any Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Guaranteed Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Guaranteed Party and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Holdings and the US Borrower each expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations. Each of Holdings and the US Borrower waives any rights and defenses that are or may become available to it by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code. As provided below, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York. The foregoing waivers and the provisions hereinafter set forth in this Guaranty which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or the Obligations.

10.04 Obligations Independent. The respective obligations of each of Holdings and the US Borrower hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against Holdings, the US Borrower or both to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.

10.05 Subrogation. Neither Holdings nor the US Borrower shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to Holdings or the US Borrower in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Guaranteed Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Loan Document Obligations (other than any contingent indemnification or similar contingent obligation not yet due and payable) and any other amounts payable under this Guaranty (other than any contingent indemnification or similar contingent obligation not yet due and payable) are paid in full in cash and the Commitments and the Facilities with respect to the Loan Document Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrowers or Holdings is made, or any of the Guaranteed Parties exercises its right of setoff, in respect of the Loan Document Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Guaranteed Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Guaranteed Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The respective obligations of Holdings and the US Borrower under this paragraph shall survive termination of this Guaranty.

10.07 Subordination. (a) Holdings hereby subordinates the payment of all obligations and indebtedness of any Borrower owing to Holdings and (b) the US Borrower hereby subordinates the payment of all obligations and indebtedness of the Cayman Borrower owing to the US Borrower, in each case, whether now existing or hereafter arising, including but not limited to any obligation of (x) any Borrower to Holdings or (y) the Cayman Borrower to the US Borrower, as subrogee of the Guaranteed Parties or resulting from Holdings’ or the US Borrower’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Guaranteed Parties so request following the occurrence and during the continuation of an Event of Default, any such obligation or indebtedness of any Borrower to Holdings or to the US Borrower shall be enforced, but without reducing or affecting in any manner the respective liability of Holdings or the US Borrower under this Guaranty.

10.08 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against Holdings or any Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Holdings or the US Borrower promptly upon demand by the Guaranteed Parties.

10.09 Condition of Borrowers. Holdings and the US Borrower each acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as Holdings or the US Borrower requires, and that none of the Guaranteed Parties has any duty, and neither Holdings nor the US Borrower is relying on the Guaranteed Parties at any time, to disclose to Holdings or the US Borrower any information relating to the business, operations or financial condition of any Borrower or any other guarantor (Holdings and the US Borrower each waiving any duty on the part of the Guaranteed Parties to disclose such information and any defense relating to the failure to provide the same).

10.10 Keepwell. Each Qualified ECP Guarantor party hereto hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor that would otherwise not be an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.10 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.10 or otherwise under this Agreement voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 10.10 shall remain in full force and effect until the indefeasible payment in full in cash of all the Obligations. Each Qualified ECP Guarantor intends that this Section 10.10 constitute, and this Section 10.10 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section la(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders, Holdings and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) either (i) waive any condition set forth in Section 4.01 without the written consent of each Lender or (ii) without limiting the generality of clause (i), waive any condition set forth in Section 4.02 as to any Revolving Credit Loan Borrowing without the written consent of the Required Revolving Credit Lenders (including any effective waiver resulting from an amendment, consent or waiver otherwise approved hereunder, but without which a condition set forth in Section 4.02 would not be satisfied);

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document, or the mandatory termination of the Term Commitments pursuant to Section 2.06(b), without the written consent of each Lender directly and adversely affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e) change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(f) change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders (or Lenders of any Class) required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definition(s) specified in Section 11.01(f)(ii)) without the written consent of each Lender (or each Lender of such Class, as the case may be) and (ii) the definition of “Required Revolving Credit Lenders” without the written consent of each Revolving Credit Lender;

(g) release (i) Holdings or the US Borrower from the Guaranty in Article X hereof or (ii) all or substantially all of the value of the Subsidiary Guaranty, in either case, without the written consent of each Lender, except to the extent the release of any Subsidiary Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(h) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders representing the Majority in Interest of each such adversely affected Class; or

(i) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of such Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) each of the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender or Excluded Term Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary herein, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent, to enter into amendments or modifications to this Agreement (including amendments to this Section 11.01 and/or Section 2.13) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of any amendment which extends the Maturity Date for such Lenders that have approved such extension of any Facility with respect to fewer than all of the Lenders (including any terms therein which provide for a higher interest rate and/or fees to be paid to each Lender agreeing to extend its maturity date); provided that (a) such amendment has been approved by the Required Lenders and each Lender required to approve such amendment pursuant to Section 11.01(c) and (b) no amendment or modification shall result in any increase in the amount of any Lender’s Term Loans or Revolving Credit Commitment or any increase in any Lender’s Applicable Percentage without the consent of such Lender.

Notwithstanding anything to the contrary herein, this Agreement and the other Loan Documents may be amended (or amended and restated), modified or supplemented with the written consent of the Administrative Agent, Holdings, the Borrowers and the applicable Lenders (i) to add one or more additional credit facilities to this Agreement with respect to the Incremental Commitments and Incremental Term Loans, (ii) to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans, as applicable, and the accrued interest and fees in respect thereof and (iii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Majority in Interest; provided, that the conditions set forth in Section 2.14 are satisfied.

Notwithstanding anything to the contrary herein, if following the Closing Date, the Administrative Agent, Holdings and the Borrowers shall have jointly identified an inconsistency, error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents, then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within ten Business Days following receipt of notice thereof.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender and that has been approved by the Required Lenders or the Required Revolving Credit Lenders, as the case may be, the Borrowers may replace such non-consenting Lender in accordance with Section 11.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrowers, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Holdings and its Subsidiaries).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Loan Parties may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrowers, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Holdings’, the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to Holdings, the Borrowers, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings and its Subsidiaries or their respective securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of any Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented costs and out-of-pocket expenses incurred by the Administrative Agent, the Arranger and their Affiliates (including the reasonable fees, charges and disbursements of one firm of outside counsel for the Administrative Agent and the Arranger and of appropriate local counsel, if any, limited to one such firm of outside counsel in each jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Arranger, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of one firm of outside counsel for the Administrative Agent and the Arranger, and one additional firm of outside counsel for the Lenders and the L/C Issuer, taken together, absent an actual or perceived conflict of interest, and any necessary local or foreign counsel (limited to one or, in the case of a conflict of interest, two such firms of outside local and foreign counsel in each jurisdiction)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (including any Cayman Islands stamp duty that may become payable on this Agreement or any other Loan Document).

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of one firm of outside counsel for the Administrative Agent and one firm of outside counsel for the other Indemnitees, taken together, absent an actual or perceived conflict of interest, and any necessary local or foreign counsel (limited to one or, in the case of a conflict of interest, two such firms of outside local or foreign counsel in each jurisdiction), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Holdings, the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to a Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (A) to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith (including a material breach by such Indemnitee of its obligations under this Agreement or under any other Loan Document) or willful misconduct of such Indemnitee or (B) in the case of disputes solely between or among Indemnitees (except that in the event of such dispute involving a claim or proceeding brought against the Administrative Agent or the Arranger (in each case, in its capacity as such) by the other Indemnitees, the Administrative Agent or the Arranger (in each case, in its capacity as such), as applicable, shall be entitled (subject to the other limitations and exceptions set forth in this proviso) to the benefit of such indemnities) not relating to or in connection with acts or omissions by Holdings, any Borrower, any other Loan Party or any of the their respective Affiliates. This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim; provided, however, for the avoidance of doubt, (A) this Section 11.04(b) shall not apply to Indemnified Taxes or Other Taxes covered by Section 3.01 or Excluded Taxes imposed on any payment of interest or fees and (B) the amount of Taxes that represent losses or damages from any non-Tax claim shall take into account whether (and to what extent) the Indemnitee is entitled to take a deduction in respect of the payment of the non-Tax claim and whether (and to what extent) the receipt of the indemnity payment by such Indemnitee is taxable to such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, and without derogating the Indemnitees’ rights to indemnity under this Section, Holdings and the Borrowers, on one hand, and the Indemnitees, on the other hand, shall not assert, and hereby waives, any claim against any of the others on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, including any transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of a Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that, other than in a transaction permitted under Section 6.04 or 7.02 hereof, neither the Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of a Term Loan Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or any Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, each applicable Borrower (at its expense) shall execute and deliver a Note or Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of each Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and interest on) the Loans and L/C Obligations owing by each Borrower to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by each Loan Party and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. (i) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or a Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Loan Parties, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(ii) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to clause (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section; provided such Participant agrees to be subject to Section 3.06 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the applicable Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents owing to each Borrower (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or 1.871-14(c) of the United States Treasury Regulations. Any participation of a Loan shall be effective only upon appropriate entries with respect thereto being made in the Participant Register. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (A) the sale of the participation to such Participant is made with the Borrowers’ prior written consent or (B) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable Participation and such Participant shall have otherwise complied with Section 3.01(e). A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time JPMCB assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, JPMCB may, (i) upon 30 days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint, from among the Lenders willing to serve in such capacity, a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrowers to appoint any such successor shall affect the resignation of JPMCB as L/C Issuer or Swing Line Lender, as the case may be. If JPMCB resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If JPMCB resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to JPMCB to effectively assume the obligations of JPMCB with respect to such Letters of Credit.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives on a need to know basis and only in connection with the transactions described herein (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction or to any credit insurance provider relating to the Borrowers and their obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes generally available to the public other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers who is not known by the Person to whom such Information has become available to be bound by a confidentiality agreement or other confidentiality obligation to the Borrowers with respect to such Information. For purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary relating to the Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Borrower or any Subsidiary; provided that, in the case of information received from any Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning Holdings or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of a Borrower or any other Loan Party against any and all of the obligations of the Borrowers or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the applicable Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations of the applicable Borrower hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties; Termination.

(a) All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent, each Lender and the L/C Issuer, regardless of any investigation made by the Administrative Agent, any Lender or the L/C Issuer or on their behalf and notwithstanding that the Administrative Agent, any Lender or the L/C Issuer may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than any contingent indemnification or similar contingent obligation not yet due or payable) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

(b) This Agreement, the Guaranty and the other Loan Documents shall terminate, be released and have no further force or effect when all the Loan Document Obligations (other than any contingent indemnification obligations or similar contingent obligation not yet due and payable) have been paid in full in cash, the Lenders have no further commitment to lend under this Agreement, the L/C Obligations have been reduced to zero (or have been Cash Collateralized) and the L/C Issuer has no further obligation to issue, amend or extend Letters of Credit under this Agreement; provided that those provisions that are expressly specified in this Agreement or in any Loan Document as surviving that respective agreement’s termination or the repayment of the Obligations and all other amounts payable under this Agreement or any other Loan Documents shall survive without prejudice and remain in full force and effect.

(c) In connection with any termination or release pursuant to Section 11.11(b), the Lenders and the L/C Issuer irrevocably authorize the Administrative Agent to execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents by the Administrative Agent pursuant to this Section 11.11(c) shall be without recourse to or warranty by the Administrative Agent.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04 or is unable to make Eurodollar Rate Loans pursuant to Section 3.02, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if the last paragraph of Section 11.01 applies to such Lender, or if any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto pursuant to this Section, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a) the Administrative Agent shall have received the assignment fee specified in Section 11.06(b)(iv);

(b) such Lender shall have received payment of an amount equal to 100% of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrowers, the Administrative Agent and the assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN CITY OF NEW YORK, BOROUGH OF MANHATTAN AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision; provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 11.04, the Borrowers shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

11.17 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

11.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, the Arranger, the Bookrunners and the Lenders are arm’s-length commercial transactions between the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates (including the Arranger) and the Lenders and their Affiliates (including the Bookrunners) (collectively, solely for purposes of this Section 11.18, the “Lenders”), on the other hand, (ii) each Borrower and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (iii) each Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) each of the Administrative Agent and its Affiliates (including the Arranger) and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any other Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, any of its Affiliates (including the Arranger) nor any Lender has any obligation to the Borrowers, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates (including the Arranger) and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates (including the Arranger) nor any Lender has any obligation to disclose any of such interests to the Borrowers, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates (including the Arranger) or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.19 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.20 USA PATRIOT Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower and each other Loan Party, which information includes the name and address of each Borrower and each other Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower and each other Loan Party in accordance with the Patriot Act. Each Borrower and each other Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

WESTERN DIGITAL TECHNOLOGIES, INC., as the US Borrower and Guarantor

By:	/s/ Timothy Leyden
Name:	Timothy Leyden
Title:	Chief Financial Officer

WESTERN DIGITAL IRELAND, LTD., as the Cayman Borrower

By:	/s/ Joseph Carrillo
Name:	Joseph Carrillo
Title:	Vice President

WESTERN DIGITAL CORPORATION, as Holdings and Guarantor

By:	/s/ Timothy Leyden
Name:	Timothy Leyden
Title:	Chief Financial Officer

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JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By:	/s/ Keith Winzenried
Name:	Keith Winzenried
Title:	Credit Executive

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HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Andrew Hietala
Name:	Andrew Hietala
Title:	Senior Vice President

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Sheldon Pinto
Name:	Sheldon Pinto
Title:	Authorized Signatory

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Jeannette Lu
Name:	Jeannette Lu
Title:	Vice President

CITIBANK, N.A., as a Lender

By:	/s/ Maureen P. Maroney
Name:	Maureen P. Maroney
Title:	Vice President

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BNP PARIBAS,
as a Lender

By:	/s/ Charles De Clapiers
Name:	Charles De Clapiers
Title:	Vice President

By:	/s/ Todd Rodgers
Name:	Todd Rodgers
Title:	Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Richard Ong Pho
Name:	Richard Ong Pho
Title:	Director

TD BANK, N.A., as a Lender

By:	/s/ Steve Levi
Name:	Steve Levi
Title:	Senior Vice President

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Eugene Dempsey
Name:	Eugene Dempsey
Title:	Director

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U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Richard J. Ameny Jr.
Name:	Richard J. Ameny Jr.
Title:	Vice President

WELLS FARGO BANK,
NATIONAL ASSOCIATION, as a Lender

By:	/s/ Lacy Houstoun
Name:	Lacy Houstoun
Title:	Director

SUMITOMO MITSUI BANKING CORP., as a Lender

By:	/s/ Shuji Yabe
Name:	Shuji Yabe
Title:	Managing Director

COMPASS BANK, as a Lender

By:	/s/ Michael Dixon
Name:	Michael Dixon
Title:	Senior Vice President

DBS BANK LTD.,
Los Angeles Agency, as a Lender

By:	/s/ James McWalters
Name:	James McWalters
Title:	General Manager

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FIFTH THIRD BANK,
as a Lender

By:	/s/ Suzanne Rode
Name:	Suzanne M. Rode
Title:	Managing Director

MIZUHO BANK, LTD., as a Lender

By:	/s/ Bertram H. Tang
Name:	Bertram H. Tang
Title:	Authorized Signatory

PNC BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Matthew D. Meister
Name:	Matthew D. Meister
Title:	Assistant Vice President

SUNTRUST BANK, as a Lender

By:	/s/ Johnetta Bush
Name:	Johnetta Bush
Title:	Vice President

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HSBC BANK PLC,
as a Lender

By:	/s/ Michael Miller
Name:	Michael Miller
Title:	Director

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Elizabeth Willis
Name:	Elizabeth Willis
Title:	Vice President

STANDARD CHARTERED BANK, as a Lender

By:	/s/ Johanna Minaya
Name:	Johanna Minaya
Title:	Associate Director

By:	/s/ Robert K. Reddington
Name:	Robert K. Reddington
Title:	Credit Documentation Manager

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KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Shibani Faehnle
Name:	Shibani Faehnle
Title:	Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Steve Ryan
Name:	Steve Ryan
Title:	Senior Vice President

BANK OF THE WEST, as a Lender

By:	/s/ Cecile Segovia
Name:	Cecile Segovia
Title:	Director and Senior Relationship Manager

BANCO DE CREDITO E INVERSIONES, S.A.
Miami Branch, as a Lender

By:	/s/ Juan Segundo
Name:	Juan Segundo
Title:	Corporate Banking, Director

By:	/s/ Ivan Vera
Name:	Ivan Vera
Title:	VP Credit and Documentation

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COMERICA BANK,
as a Lender

By:	/s/ Mark C. Skrzynski
Name:	Mark C. Skrzynski
Title:	Vice President

BANK OF CHINA,
Los Angeles Branch, as a Lender

By:	/s/ Haiyong Yang
Name:	Haiyong Yang
Title:	SVP and Branch Manager

SABADELL UNITED BANK, N.A., as a Lender

By:	/s/ Maurici Lladó
Name:	Maurici Lladó
Title:	EVP – Corporate & Commercial Banking

THE BANK OF EAST ASIA, LTD.,
New York Branch, as a Lender

By:	/s/ James Hua
Name:	James Hua
Title:	SVP

By:	/s/ Danny Leung
Name:	Danny Leung
Title:	SVP & COO

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BANK OF TAIWAN,
Los Angeles Branch, as a Lender

By:	/s/ Jane Chang
Name:	Jane Chang
Title:	VP & General Manager

LAND BANK OF TAIWAN
LOS ANGELES BRANCH, as a Lender

By:	/s/ Henry C. R. Leu
Name:	Henry C. R. Leu
Title:	S.V.P. & General Manager

MEGA INTERNATIONAL COMMERCIAL BANK CO., LTD. LOS ANGELES BRANCH, as a Lender

By:	/s/ Hsiao-Ho Huang
Name:	Hsiao-Ho Huang
Title:	SVP & General Manager

TAIPEI FUBON COMMERCIAL BANK CO., LTD., as a Lender

By:	/s/ Robin S. Wu
Name:	Robin S. Wu
Title:	VP & Deputy General Manager

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TAIWAN COOPERATIVE BANK, LTD.,
acting through its Los Angeles Branch,
as a Lender

By:	/s/ Li-Hua Huang
Name:	Li-Hua Huang
Title:	VP & General Manager

FIRST HAWAIIAN BANK, as a Lender

By:	/s/ Susan Takeda
Name:	Susan Takeda
Title:	Vice President

CHANG HWA COMMERCIAL BANK, LTD.,
Los Angeles Branch, as a Lender

By:	/s/ Kang Yang
Name:	Kang Yang
Title:	VP & General Manager

MANUFACTURERS BANK, as a Lender

By:	/s/ Sandy Lee
Name:	Sandy Lee
Title:	Vice President

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BANNER BANK,
as a Lender

By:	/s/ Rita E. Dillon
Name:	Rita E. Dillon
Title:	Senior Vice President

AMERICAN SAVINGS BANK, F.S.B., as a Lender

By:	/s/ Rian DuBach
Name:	Rian DuBach
Title:	Vice President

CTBC BANK CO., LTD.
New York Branch, as a Lender

By:	/s/ Ralph Wu
Name:	Ralph Wu
Title:	SVP & Branch Manager

HUA NAN COMMERCIAL BANK,
Los Angeles Branch, as a Lender

By:	/s/ Eric Chen
Name:	Eric Chen
Title:	VP & General Manager

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HUA NAN COMMERCIAL BANK, LTD,
New York Agency,
as a Lender

By:	/s/ Shu-Fei (Sophia) Lin
Name:	Shu-Fei (Sophia) Lin
Title:	Vice President & General Manager

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SCHEDULE 2.01

Commitments and Applicable Percentages

Lender	Term A-1 Commitment	Applicable Percentage of Term A-1 Facility	Term A-2 Commitment	Applicable Percentage of Term A-2 Facility	Revolving Credit Commitment	Applicable Percentage of Revolving Credit Facility
JPMorgan Chase Bank, N.A.	$0	0%	$190,312,500	7.612500000%	$114,187,500	7.612500000%
HSBC Bank USA, National Association	0	0	112,875,000	4.515000000	103,125,000	6.875000000
Royal Bank of Canada	0	0	171,875,000	6.875000000	103,125,000	6.875000000
Bank of America, N.A.	0	0	171,875,000	6.875000000	103,125,000	6.875000000
Citibank, N.A.	0	0	171,875,000	6.875000000	103,125,000	6.875000000
BNP Paribas	0	0	56,250,000	2.250000000	33,750,000	2.250000000
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	0	0	112,500,000	4.500000000	67,500,000	4.500000000
TD Bank, N.A.	0	0	112,500,000	4.500000000	67,500,000	4.500000000
The Bank of Nova Scotia	0	0	112,500,000	4.500000000	67,500,000	4.500000000
U.S. Bank National Association	0	0	112,500,000	4.500000000	67,500,000	4.500000000
Wells Fargo Bank, National Association	0	0	112,500,000	4.500000000	67,500,000	4.500000000
Sumitomo Mitsui Banking Corp.	0	0	112,500,000	4.500000000	67,500,000	4.500000000
Compass Bank	0	0	67,500,000	2.700000000	40,500,000	2.700000000
DBS Bank Ltd., Los Angeles Agency	0	0	67,500,000	2.700000000	40,500,000	2.700000000
Fifth Third Bank	0	0	67,500,000	2.700000000	40,500,000	2.700000000
Mizuho Bank, Ltd.	0	0	67,500,000	2.700000000	40,500,000	2.700000000
PNC Bank National Association	0	0	67,500,000	2.700000000	40,500,000	2.700000000
SunTrust Bank	0	0	67,500,000	2.700000000	40,500,000	2.700000000

Schedule 2.01 - Page 1

Lender	Term A-1 Commitment	Applicable Percentage of Term A-1 Facility	Term A-2 Commitment	Applicable Percentage of Term A-2 Facility	Revolving Credit Commitment	Applicable Percentage of Revolving Credit Facility
HSBC Bank plc	0	0	59,000,000	2.360000000	0	0.000000000
Branch Banking and Trust Company	0	0	57,812,500	2.312500000	34,687,500	2.312500000
Standard Chartered Bank	0	0	57,812,500	2.312500000	34,687,500	2.312500000
KeyBank National Association	0	0	50,000,000	2.000000000	30,000,000	2.000000000
Bank of the West	0	0	43,750,000	1.750000000	26,250,000	1.750000000
The Northern Trust Company	0	0	37,500,000	1.500000000	22,500,000	1.500000000
Banco de Credito e Inversiones, S.A. Miami Branch	0	0	31,250,000	1.250000000	18,750,000	1.250000000
Comerica Bank	0	0	31,250,000	1.250000000	18,750,000	1.250000000
Bank of China, Los Angeles Branch	0	0	25,000,000	1.000000000	15,000,000	1.000000000
Sabadell United Bank, N.A.	0	0	15,625,000	0.625000000	9,375,000	0.625000000
The Bank of East Asia, Ltd., New York Branch	0	0	15,625,000	0.625000000	9,375,000	0.625000000
Bank of Taiwan, Los Angeles Branch	0	0	12,500,000	0.500000000	7,500,000	0.500000000
First Hawaiian Bank	0	0	12,500,000	0.500000000	7,500,000	0.500000000
Land Bank of Taiwan Los Angeles Branch	0	0	12,500,000	0.500000000	7,500,000	0.500000000
Mega International Commercial Bank Co., Ltd. Los Angeles Branch	0	0	12,500,000	0.500000000	7,500,000	0.500000000
Taipei Fubon Commercial Bank Co., Ltd.	0	0	12,500,000	0.500000000	7,500,000	0.500000000
Taiwan Cooperative Bank, Ltd., Los Angeles Branch	0	0	12,500,000	0.500000000	7,500,000	0.500000000

Schedule 2.01 - Page 2

Lender	Term A-1 Commitment	Applicable Percentage of Term A-1 Facility	Term A-2 Commitment	Applicable Percentage of Term A-2 Facility	Revolving Credit Commitment	Applicable Percentage of Revolving Credit Facility
Chang Hwa Commercial Bank, Ltd. Los Angeles Branch	0	0	9,375,000	0.375000000	5,625,000	0.375000000
Manufacturers Bank	0	0	9,375,000	0.375000000	5,625,000	0.375000000
Banner Bank	0	0	7,812,500	0.312500000	4,687,500	0.312500000
American Savings Bank, F.S.B.	0	0	6,250,000	0.250000000	3,750,000	0.250000000
CTBC Bank Co., Ltd. New York Branch	0	0	6,250,000	0.250000000	3,750,000	0.250000000
Hua Nan Commercial Bank, Los Angeles Branch	0	0	3,125,000	0.125000000	1,875,000	0.125000000
Hua Nan Commercial Bank, Ltd., New York Agency	0	0	3,125,000	0.125000000	1,875,000	0.125000000

Schedule 2.01 - Page 3

SCHEDULE 7.01

Existing Liens

1. UCC-1 Financing Statements

Western Digital Technologies, Inc.

Jurisdiction	Secured Party	Filing Date	Filing No.	Collateral Description
DE	CITIBANK NA	12/06/11	2011 4652528	Accounts receivable subject to supplier agreement with secured party.

DE	CITIBANK, N.A.	09/24/12	2012 3677426	Account receivables and other assets of debtor sold to secured party under the purchase agreement between debtor and secured party.

HGST, Inc.

Jurisdiction	Secured Party	Filing Date	Filing No.	Collateral Description
DE	CITIBANK, N.A.	09/24/12	2012 3677541	Account receivables and other assets of debtor sold to secured party under the purchase agreement between debtor and secured party.

2. Guaranty

(a).	Guaranty by Western Digital Technologies, Inc. to the State of the Netherlands for the payment of value-added-tax in the Netherlands is secured by cash in a deposit account at Bank of America, N.A. of 5.3 million euros or roughly USD $7.2 million.

SCHEDULE 7.04

Existing Debt

1. Guaranties

(a).	Guaranty by Western Digital Technologies, Inc. to the State of the Netherlands for the payment of value-added-tax in the Netherlands is secured by cash in a deposit account at Bank of America, N.A. of 5.3 million euros or roughly USD $7.2 million

(b).	Guaranty by HGST Inc. to The Concourse Limited Partnership for the lease of Virident, a wholly owned subsidiary of HGST Inc., in total amount of USD $9.67 million

(c).	Parent Guarantee by Western Digital Corporation to Intel International BV in connection with sales of products to HGST Singapore, Pte. Ltd., in the amount of USD $60 million.

(d).	Guarantee facility by HSBC Bank Malaysia Berhad in the amount of up to RM 26 million (roughly USD equivalent of $7.9 million), utilized by Western Digital (Malaysia) Sdn. Bhd. for various purposes, including guaranteeing electric power service accounts, foreign workers’ security coverage, medical and health purposes. Beneficiaries currently include Tenaga Nasional Berhad, Ketua Pengarah Imigresen Malaysia, Pengarah Pusat Perubatan UM, Pengarah Hospital Universiti Malaya, Penolong Kanan Pengarah Kastam and Pengarah Kastam Negeri. Current utilization stands at RM17.96 million (or roughly USD $ 5.5 million).

(e).	Guarantee by Kasikorn Bank to the Provincial Electricity Authority in the amount of THB 218,011,629.14 (roughly USD equivalent of $6.6 million) for the payment for electric power services on behalf of Western Digital Storage Device (Thailand) Company Limited.

(f).	Guarantee facility by Mizuho Bank in the amount of JPY 1.0 Billion (roughly USD equivalent of $9.5 million) for import consumption tax for customs on behalf of HGST Japan Ltd.

2. Line of Credit

(a).	Up to $95 million Credit Line provided by Agricultural Bank of China to Hitachi Global Storage Products (Shenzhen) Co., Ltd.

(b).	Up to $95 million Credit Line provided by Agricultural Bank of China to Hitachi Global Storage Technologies (Shenzhen) Co., Ltd.

SCHEDULE 11.02

Administrative Agent’s Office; Certain Addresses for Notices

Addresses for Notices

To the US Borrower or Cayman Borrower:

3355 Michelson Drive

Suite 100

Irvine, CA 92612

Attention:  Tim Leyden, Chief Financial Officer

Telephone: ### -###-####

Telecopier: ### -###-####

Email: #####

Michael Ray, Senior Vice President, General Counsel and Secretary

Telephone: ### -###-####

Telecopier: ### -###-####

Email: #####

Web Address: www.wdc.com

U.S. Taxpayer Identification Number(s): #####

To the Administrative Agent*:

JPMorgan Chase Bank, N.A.

10 South Dearborn Street, Floor 7

Chicago, IL 60603

Attention: Teresita Siao

Telephone: ### -###-####

Telecopier: ### -###-####

Electronic Mail: #####

To the L/C Issuer*:

JPMorgan Chase Bank, N.A.

10 South Dearborn Street, Floor 7

Chicago, IL 60603

Attention: Teresita Siao

Telephone: ### -###-####

Telecopier: ### -###-####

Electronic Mail: #####

To the Swing Line Lender*:

JPMorgan Chase Bank, N.A.

10 South Dearborn Street, Floor 7

Chicago, IL 60603

Attention: Teresita Siao

Telephone: ### -###-####

Telecopier: ### -###-####

Electronic Mail: #####

* - For all such notices, please send a copy of such notice to:

JPMorgan Chase Bank, N.A.

1301 Second Avenue, Floor 25

Seattle, WA 98101

Attention: Keith Winzenried

Telecopier: ### -###-####

Electronic Mail: #####

EXHIBIT A

[FORM OF] LOAN NOTICE

Date:                     ,

JPMorgan Chase Bank, N.A.

10 South Dearborn Street, Floor 7

Chicago, IL 60603

Attn: Teresita Siao

Fax: 888-292-9533

Telephone: 312-385-7051

Email: jpm.agency.servicing.4@jpmorgan.com

Copy to:

JPMorgan Chase Bank, N.A.

1301 Second Avenue, Floor 25

Seattle, WA 98101

Attn: Keith Winzenried

Fax: 208-298-0693

Telephone: 206-500-1225

Email: keith.f.winzenried@jpmorgan.com

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 9, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Western Digital Technologies, Inc., a Delaware corporation (the “US Borrower”), Western Digital Ireland, Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Cayman Borrower” and together with the US Borrower, the “Borrowers”), Western Digital Corporation, a Delaware corporation (“Holdings”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and JPMorgan Chase Bank, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐	A Borrowing of a Revolving Credit Loan ☐ A conversion or continuation of Loans

☐	A Borrowing of a Term Loan

1.	On (a Business Day).

Exhibit A - Page 1

2.	In the amount of $ .[1]

3.	Comprised of .

[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

The Borrowing of a Revolving Credit Loan, if any, requested herein complies with the proviso to the first sentence of Section 2.01(c) of the Agreement.

[WESTERN DIGITAL TECHNOLOGIES, INC.

By:
Name:
Title:	]

[WESTERN DIGITAL IRELAND, LTD.

By:
Name:
Title:	][2]

[1]	Must comply with Section 2.02(a) of the Agreement.
[2]	To be signed by applicable Borrower making the Loan Notice.

Exhibit A - Page 2

EXHIBIT B

[FORM OF] SWING LINE LOAN NOTICE

[DATE]

JPMorgan Chase Bank, N.A.

10 South Dearborn Street, Floor 7

Chicago, IL 60603

Attn: Teresita Siao

Fax: 888-292-9533

Telephone: 312-385-7051

Email: jpm.agency.servicing.4@jpmorgan.com

Copy to:

JPMorgan Chase Bank, N.A.

1301 Second Avenue, Floor 25

Seattle, WA 98101

Attn: Keith Winzenried

Fax: 208-298-0693

Telephone: 206-500-1225

Email: keith.f.winzenried@jpmorgan.com

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 9, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Western Digital Technologies, Inc., a Delaware corporation (the “US Borrower”), Western Digital Ireland, Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Cayman Borrower” and together with the US Borrower, the “Borrowers”), Western Digital Corporation, a Delaware corporation (“Holdings”), each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and JPMorgan Chase Bank, N.A., as Administrative Agent. This notice constitutes a Swing Line Loan Notice and the undersigned Borrower hereby gives you notice, pursuant to Section 2.04 of the Credit Agreement, that it requests a Swing Line Borrowing under the Credit Agreement, and in connection therewith specifies the following information with respect to such Swing Line Borrowing:

(A)	Aggregate principal amount of Swing Line Borrowing[3]:

(B)	Date of Swing Line Borrowing (which is a Business Day):

[3]	Must comply with Section 2.04(b) of the Credit Agreement.

Exhibit B - Page 1

Very truly yours,

[WESTERN DIGITAL TECHNOLOGIES, INC.

By:
Name:
Title:	]

[WESTERN DIGITAL IRELAND, LTD.

By:
Name:
Title:	]

Exhibit B - Page 2

EXHIBIT C-1

[FORM OF] REVOLVING CREDIT NOTE

_____________________

FOR VALUE RECEIVED, the undersigned (the [”US Borrower”] [”Cayman Borrower”]) hereby promises to pay to             or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to such Borrower under the Credit Agreement, dated as of January 9, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Holdings, the US Borrower, the Cayman Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

The [US Borrower] [Cayman Borrower] promises to pay interest on the unpaid principal amount of each Revolving Credit Loan made to such Borrower from the date of such Revolving Credit Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business, provided that the failure of the Lender to maintain any such accounts or records shall not affect the obligations of the [US Borrower] [Cayman Borrower] hereunder or under the Agreement. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The [US Borrower] [Cayman Borrower], for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[Signature Page Follows]

Exhibit C-1 - Page 1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[WESTERN DIGITAL TECHNOLOGIES, INC.

By:
Name:
Title:	]

[WESTERN DIGITAL IRELAND, LTD.

By:
Name:
Title:	]

Exhibit C-1 - Page 2

EXHIBIT C-2

[TERM NOTE

[FORM OF] TERM NOTE

_____________________

FOR VALUE RECEIVED, the undersigned (the [”US Borrower”] [”Cayman Borrower”]) hereby promises to pay to             or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Lender to such Borrower under the Credit Agreement, dated as of January 9, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Holdings, the US Borrower, the Cayman Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

The [US Borrower] [Cayman Borrower] promises to pay interest on the unpaid principal amount of each Term Loan made to such Borrower from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business, provided that the failure of the Lender to maintain any such accounts or records shall not affect the obligations of the [US Borrower] [Cayman Borrower] hereunder or under the Agreement. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The [US Borrower] [Cayman Borrower], for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

[Signature Page Follows]

Exhibit C-2 - Page 1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[WESTERN DIGITAL TECHNOLOGIES, INC.

By:
Name:
Title:	]

[WESTERN DIGITAL IRELAND, LTD.

By:
Name:
Title:	]

Exhibit C-2 - Page 2

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exhibit C-2 - Page 3

EXHIBIT D

[FORM OF] COMPLIANCE CERTIFICATE

Financial Statement Date:

JPMorgan Chase Bank, N.A.

10 South Dearborn Street, Floor 7

Chicago, IL 60603

Attn: Teresita Siao

Fax: 888-292-9533

Telephone: 312-385-7051

Email: jpm.agency.servicing.4@jpmorgan.com

Copy to:

JPMorgan Chase Bank, N.A.

1301 Second Avenue, Floor 25

Seattle, WA 98101

Attn: Keith Winzenried

Fax: 208-298-0693

Telephone: 206-500-1225

Email: keith.f.winzenried@jpmorgan.com

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 9, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Western Digital Technologies, Inc., a Delaware corporation (the “US Borrower”), Western Digital Ireland, Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Cayman Borrower”), Western Digital Corporation, a Delaware corporation (“Holdings”), each Lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

The undersigned [chief executive officer] [chief financial officer] [treasurer] [controller] of Holdings hereby certifies as of the date hereof that he/she is the [chief executive officer] [chief financial officer] [treasurer] [controller] of Holdings, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of Holdings, and that, on behalf of Holdings:

[Use following paragraph 1 for fiscal year-end financial statements]

Exhibit D - Page 1

1. Holdings has delivered the year-end audited financial statements required by Section 6.09(b) of the Agreement for the fiscal year of Holdings ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Holdings has delivered the unaudited financial statements required by Section 6.09(a) of the Agreement for the fiscal quarter of Holdings ended as of the above date. Such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review of the transactions and condition (financial or otherwise) of Holdings and its Subsidiaries during the accounting period covered by such financial statements.

3. A review of the activities of Holdings and the Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Holdings and each Loan Party performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned, during such fiscal period, Holdings and each Loan Party has performed and observed each covenant of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[to the knowledge of the undersigned, during such fiscal period the following covenants have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The financial covenant analyses and information set forth on Schedules 1, 2 and 3 attached hereto are true and accurate, in all material respects, on and as of the date of this Certificate.

Exhibit D - Page 2

IN WITNESS WHEREOF, the undersigned has executed this Certificate, on behalf of Holdings, as of             ,             .

WESTERN DIGITAL CORPORATION

By:
Name:
Title:

Exhibit D - Page 3

For the Quarter/Year ended             (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.09(a) – Consolidated Leverage Ratio.

A.	Consolidated Debt for Borrowed Money at Statement Date: $

B.	Consolidated EBITDA for four prior fiscal quarters ending Statement Date (see Schedule 2): $

C.	Consolidated Leverage Ratio (Line I.A ÷ Line I.B): to 1

Maximum permitted as of the last day of the fiscal quarter in which the Closing Date occurs, (i) until April 3, 2015, calculated on a Pro Forma Basis, to be greater than 3.0 to 1.0, and (ii) thereafter, calculated on a Pro Forma Basis, to be greater than 2.75 to 1.0.

II.	Section 7.09(b) – Consolidated Interest Coverage Ratio.

A.	Consolidated EBITDA for four prior fiscal quarters ending on Statement Date (see Schedule 2): $

B.	Consolidated Interest Expense for four prior fiscal quarters ending on Statement Date (see Schedule 3): $

C.	Consolidated Interest Coverage Ratio (Line II.A ÷ Line II.B):

                to 1

Minimum required: 3.0 to 1.0

Exhibit D - Page 4

For the Quarter/Year ended

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

CONSOLIDATED EBITDA

CONSOLIDATED EBITDA (for Holdings and its Subsidiaries on a consolidated basis)	Quarter Ended[4]	Quarter Ended	Quarter Ended	Quarter Ended	Four Quarter Period Ended
Net Income/Loss

plus interest expense

plus income tax expense

plus depreciation expense

plus amortization expense (including amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (such as letter of credit fees and commitment fees))

plus extraordinary losses

plus other non-cash items reducing net income (including impairment charges but excluding any such non-cash item to the extent it represents an accrual of or reserve for cash expenditures in any future period, provided, however, that all cash and non-cash charges and expenses with respect to the Seagate Arbitration shall be added back to Consolidated EBITDA to the extent that the aggregate amount of all such charges and expenses do not exceed 110% of the aggregate amount recorded by Holdings as an accrual in connection with the Seagate Arbitration through and including the fiscal quarter ended September 27, 2013 identified in its Quarterly Report on Form 10-Q as originally filed with the SEC on October 29, 2013)

plus any expenses or charges incurred in connection with any issuance of debt or equity securities (including upfront fees payable in respect of bank facilities)

[4]	Consolidated EBITDA for the fiscal quarters of Holdings ended on June 28, 2013 and September 27, 2013 will be deemed equal to the amounts set forth for such fiscal quarters in the Closing Date Side Letter.

Exhibit D - Page 5

CONSOLIDATED EBITDA (for Holdings and its Subsidiaries on a consolidated basis)	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Four Quarter Period Ended
plus any fees and expenses related to acquisitions and investments permitted under the Credit Agreement (whether or not any such transaction is consummated) or acquisitions consummated prior to the Closing Date plus restructuring charges, reserves, severance and other transformational charges and other non-recurring or unusual expenses not to exceed, in any period of four consecutive fiscal quarters, an aggregate amount equal to the greater of $250,000,000 and 10% of Consolidated EBITDA for such period (calculated prior to giving effect to any add-back pursuant to this clause)

plus unrealized losses in respect of Hedge Agreements (but adding any realized losses to the extent not deducted in calculating such net income (or net loss))

minus extraordinary gains

minus non-cash gains increasing net income (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash gain in any prior period)

minus interest income

Consolidated EBITDA

Exhibit D - Page 6

For the Quarter/Year ended

SCHEDULE 3

to the Compliance Certificate

($ in 000’s)

CONSOLIDATED INTEREST EXPENSE

CONSOLIDATED INTEREST EXPENSE (for Holdings and its Subsidiaries on a consolidated basis)	Quarter Ended[5]	Quarter Ended	Quarter Ended	Quarter Ended	Four Quarter Period Ended
Total interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries for such period, on a consolidated basis with respect to all outstanding Consolidated Debt for Borrowed Money, including all commissions, discounts and other fees and charges owed with respect to letters of credit minus interest expense not payable in cash

minus income (net of costs) under Hedge Agreements in respect of interest rates

Consolidated Interest Expense

[5]	Consolidated Interest Expense for the fiscal quarters of Holdings ended on June 28, 2013 and September 27, 2013 will be deemed to be equal to the amounts set forth for such fiscal quarters in the Closing Date Side Letter.

Exhibit D - Page 7

EXHIBIT E

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]6 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]7 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]8 hereunder are several and not joint.]9 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[6]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
[7]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
[8]	Select as appropriate.
[9]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Exhibit E - Page 1

1.	Assignor[s]:

2.	Assignee[s]: [for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent: JPMorgan Chase Bank, N.A.

5.	Credit Agreement: Credit Agreement, dated as of January 9, 2014 among Western Digital Technologies, Inc., a Delaware corporation, and Western Digital Ireland, Ltd., an exempted company incorporated under the laws of the Cayman Islands, as borrowers, Western Digital Corporation, a Delaware corporation, each lender from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

6.	Assigned Interest[s]:

Assignor[s][10]	Assignee[s][11]	Facility Assigned[12]	Aggregate Amount of Commitment/Loans for all Lenders[13]	Amount of Commitment /Loans Assigned	Percentage Assigned of Commitment /Loans[14]		CUSIP Number
			$	$		%
			$	$		%
			$	$		%

7.	Trade Date: [15]

Effective Date:             , 20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee, if not already a Lender, agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information will be made available.

[10]	List each Assignor, as appropriate.
[11]	List each Assignee, as appropriate.
[12]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term A-1 Loan”, Term A-2 Loan”, etc.).
[13]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[14]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[15]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit E - Page 2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

Exhibit E - Page 3

[Consented to and][16] Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Name:
Title:

[Consented to:]

[JPMORGAN CHASE BANK, N.A., as
L/C Issuer

By:
Name:
Title:][17]

[JPMORGAN CHASE BANK, N.A., as
Swing Line Lender

By:
Name:
Title:][18]

[16]	To be added only if the consent of the Administrative Agent is required by Section 11.06(b)(iii)(B) of the Credit Agreement.
[17]	To be added only if the consent of the L/C Issuer is required by Section 11.06(b)(iii)(C) of the Credit Agreement.
[18]	To be added only if the consent of the Swing Line Lender is required by Section 11.06(b)(iii)(D) of the Credit Agreement.

Exhibit E - Page 4

[WESTERN DIGITAL TECHNOLOGIES, INC., as
US Borrower

By:
Name:
Title:

WESTERN DIGITAL IRELAND, LTD., as
Cayman Borrower

By:
Name:
Title:][19]

[19]	To be added only if the consent of the Borrowers is required by Section 11.06(b)(iii)(A) of the Credit Agreement.

Exhibit E - Page 5

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Holdings, any Borrower, any other Subsidiaries or Affiliates of Holdings or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Holdings, any Borrower, any other Subsidiaries or Affiliates of Holdings or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.09 thereof (or, prior to the first such delivery, the financial statements referred to in Section 5.05 thereof), as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Exhibit E - Page 6

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute the entire contract among the parties. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E - Page 7

EXHIBIT F

[FORM OF] SUBSIDIARY GUARANTY

THIS SUBSIDIARY GUARANTY (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”), dated as of January 9, 2014, is made by certain Domestic Subsidiaries of Holdings (as defined below) as identified on the signature pages hereto and any Additional Guarantor (as defined below) who may become a party to this Guaranty (such signatories and the Additional Guarantors, collectively, the “Guarantors” and individually, a “Guarantor”), in favor of JPMORGAN CHASE BANK, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”) for the ratable benefit of itself and the Guaranteed Parties (as defined in the Credit Agreement identified below).

Pursuant to the Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Western Digital Technologies, Inc., a Delaware corporation (the “US Borrower”), Western Digital Ireland, Ltd., an exempted company incorporated under the laws of the Cayman Islands (the “Cayman Borrower” and, together with the US Borrower, the “Borrowers”), Western Digital Corporation, a Delaware corporation (“Holdings”), the Lenders from time to time party thereto, and the Administrative Agent, the Lenders and the L/C Issuer have agreed to make Credit Extensions to the Borrowers upon the terms and subject to the conditions set forth therein.

Each Guarantor will materially benefit from the Credit Extensions made and to be made under the Credit Agreement.

Each Guarantor is required to enter into this Guaranty pursuant to the terms of the Credit Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Administrative Agent and the other Guaranteed Parties to make their respective Credit Extensions and other financial accommodations under the Loan Documents, the Guaranteed Cash Management Agreements or the Guaranteed Hedge Agreements, the Guarantors hereby agree with the Administrative Agent, for the ratable benefit of the Guaranteed Parties, as follows:

1. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. The following terms when used herein shall have the meanings set forth below:

“Additional Guarantor” means each Person which hereafter becomes a Guarantor pursuant to Section 20 hereof and Section 6.11 of the Credit Agreement.

Exhibit F - Page 1

“Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (a) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (b) the amount by which the aggregate present fair salable value of all assets and other properties of the Guarantors other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors other than the maker of such Excess Payment; provided that for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.

“Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share of any Guaranteed Obligations.

“Guaranteed Obligations” has the meaning set forth in Section 2.

“Ratable Share” means, for any Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (a) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (b) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Guarantors exceeds the amount of all of the debts and liabilities (including probable contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Guarantors hereunder) of the Guarantors; provided that for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guaranteed Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment.

2. Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all Obligations of the Loan Parties, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, to the Guaranteed Parties, and whether arising under any the Credit Agreement or any other Loan Document, any Guaranteed Cash Management Agreement or any Guaranteed Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Guaranteed Parties in connection with the collection or enforcement thereof (collectively, the “Guaranteed Obligations”). The books and records of the Administrative Agent and the books and records of each Guaranteed Party showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of each Guarantor under this Guaranty, and such Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing. Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state law.

Exhibit F - Page 2

3. No Setoff or Deductions; Taxes; Payments. Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless such Guarantor is compelled by applicable Law to make such deduction or withholding and each Guarantor shall, jointly and severally, pay and indemnify each Guaranteed Party for Taxes (other than Excluded Taxes) and Other Taxes to the extent any Borrower would be required to do so pursuant to Section 3.01 of the Credit Agreement. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

4. Rights of Guaranteed Parties. Each Guarantor consents and agrees that the Guaranteed Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof, (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations, (c) apply such security and direct the order or manner of sale thereof as the Guaranteed Parties in their sole discretion may determine and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, such Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.

5. Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other Guarantor, or the cessation from any cause whatsoever (including any act or omission of any Guaranteed Party) of the liability of any Borrower other than indefeasible payment and performance in full of the Guaranteed Obligations, (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of any Borrower, (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder, (d) any right to proceed, or to require any Guaranteed Party to proceed against any Borrower, proceed against or exhaust any security for the Guaranteed Obligations, or pursue any other remedy in the power of any Guaranteed Party whatsoever, (e) any benefit of and any right to participate in any security now or hereafter held by any Guaranteed Party and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations. Each Guarantor waives any rights and defenses that are or may become available to such Guarantor by reason of §§ 2787 to 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code. As provided below, this Guaranty shall be governed by, and construed in accordance with, the laws of the State of New York. The foregoing waivers and the provisions hereinafter set forth in this Guaranty which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or the Guaranteed Obligations.

Exhibit F - Page 3

6. Obligations Independent. The respective obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other Guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.

7. Subrogation. Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facilities are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent (for the benefit of itself and the other Guaranteed Parties) to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

8. Contribution. Subject to Section 7, each Guarantor hereby agrees with each other Guarantor that if any Guarantor shall make an Excess Payment, such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share of such Excess Payment. The payment obligations of any Guarantor under this Section shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations have been indefeasibly paid and performed in full, and no Guarantor shall exercise any right or remedy under this Section against any other Guarantor until such Guaranteed Obligations have been indefeasibly paid and performed in full. Each Guarantor recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. This Section shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under applicable Law against any Borrower in respect of any payment of Guaranteed Obligations.

9. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Loan Document Obligations (other than any contingent indemnification or similar contingent obligation not yet due and payable) and any other amounts payable under this Guaranty (other than any contingent indemnification or similar contingent obligation not yet due and payable) are indefeasibly paid in full in cash and the Commitments and the Facilities with respect to the Loan Document Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of a Borrower or any Guarantor is made, or any Guaranteed Party exercises its right of setoff, in respect of the Loan Document Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Guaranteed Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not any Guaranteed Party is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

Exhibit F - Page 4

10. Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of any Borrower owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of a Borrower to such Guarantor as subrogee of any Guaranteed Party or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations; provided that a Borrower may make ordinary course payments pursuant to such Borrower’s and its Subsidiaries’ cash management system unless an Event of Default has occurred and is continuing. If the Administrative Agent so requests when an Event of Default has occurred and is continuing, any such obligation or indebtedness of any Borrower to any Guarantor shall be enforced, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

11. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Borrower or any Guarantor under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Guarantor promptly upon demand by the Administrative Agent.

12. Condition of Borrowers. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrowers and any other Guarantor such information concerning the financial condition, business and operations of the Borrowers and any such other guarantor as such Guarantor requires, and that no Guaranteed Party has a duty, and such Guarantor is not relying on any Guaranteed Party at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrowers or any other guarantor (the guarantor waiving any duty on the part of any Guaranteed Parties to disclose such information and any defense relating to the failure to provide the same).

13. Keepwell. Each Qualified ECP Guarantor party hereto jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be necessary from time to time by each other Guarantor that would otherwise not be an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 13 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 13 shall remain in full force and effect until the indefeasible payment in full in cash of all the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 13 constitute, and this Section 13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Exhibit F - Page 5

14. Representations and Warranties. Each Guarantor represents and warrants that each representation and warranty contained in Article V of the Credit Agreement relating to such Guarantor is true and correct in all material respects (or, with respect to representations and warranties modified by materiality standards, in all respects) as if made by such Guarantor herein.

15. Amendments, Waivers and Consents. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified, nor any consent be given, except in accordance with Section 11.01 of the Credit Agreement.

16. Notices. All notices and communications hereunder or under any Joinder Agreement shall be given to the addresses and otherwise made in accordance with Section 11.02 of the Credit Agreement; provided that notices and communications to the Guarantors shall be directed to the Guarantors, at the address of Holdings set forth in Schedule 11.02 of the Credit Agreement.

17. Expenses; Indemnification and Survival. The Guarantors shall, jointly and severally, (a) pay all documented out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel for the Administrative Agent) incurred by the Administrative Agent and each other Guaranteed Party in connection with the enforcement or protection of its rights in connection with this Guaranty and (b) indemnify each Indemnitee, in each case, to the extent the Borrowers would be required to do so pursuant to Section 11.04 of the Credit Agreement. The obligations of the Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty in accordance with its terms.

18. Right of Setoff; Governing Law; Submission to Jurisdiction; Venue; WAIVER OF JURY TRIAL. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. Without limiting the general applicability of the foregoing and the terms of the other Loan Documents to this Guaranty and the parties hereto, the terms of Sections 11.08, 11.12, 11.14, 11.15 and 11.16 of the Credit Agreement are incorporated herein by reference, mutatis mutandis, with each reference to a “Borrower” or the “Borrowers” therein (whether express or by reference to a Borrower or the Borrowers as “party” thereto) being a reference to each Guarantor, and the parties hereto agree to such terms.

19. Counterparts; Electronic Execution. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Guaranty by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Guaranty.

20. Additional Guarantors. At any time after the date of this Guaranty, one or more additional Persons may become a party hereto by executing and delivering to the Administrative Agent a Joinder Agreement pursuant to Section 6.11 of the Credit Agreement. Immediately upon such execution and delivery of such Joinder Agreement (and without any further action, each such additional Person will become a party to this Guaranty as a “Guarantor” and have all of the rights and obligations of a Guarantor hereunder and this Guaranty shall be deemed amended by such Joinder Agreement. Attached hereto as Exhibit A is a form of Joinder Agreement.

Exhibit F - Page 6

21. Discharge of Guaranty. If any Guarantor ceases to be a Subsidiary or Material Domestic Subsidiary of Holdings as a result of a transaction permitted under the Credit Agreement, such Guarantor (or Holdings or any Borrower) may request the Administrative Agent to execute and deliver documents or instruments necessary to evidence the release and discharge of such Guarantor from this Guaranty as provided in Section 9.11 of the Credit Agreement.

22. Miscellaneous. No failure by any Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent and each Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by any Guarantor or any other guarantor for the benefit of the Guaranteed Parties or any term or provision thereof.

23. Acknowledgments. Each Guarantor hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the other Loan Documents to which it is a party and (b) it has received a copy of the Credit Agreement and the other Loan Documents and has reviewed and understands the same.

24. USA PATRIOT Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Guarantors that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Guarantor, which information includes the name and address of each Guarantor and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Guarantor in accordance with the Patriot Act. Each Guarantor shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

[Signature Pages Follow]

Exhibit F - Page 7

IN WITNESS WHEREOF, each of the parties hereto has caused this Guaranty to be duly executed as of the date first above written.

GUARANTORS:	[GUARANTORS]

By:
Name:
Title:

Exhibit F - Page 8

Acknowledged and accepted:

JP MORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit F - Page 9

EXHIBIT A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of             , 20    , is made between             , a             (the “New Subsidiary”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent, under that certain Credit Agreement, dated as of January 9, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Western Digital Technologies, Inc., a Delaware corporation, and Western Digital Ireland, Ltd., an exempted company incorporated under the laws of the Cayman Islands, as Borrowers, Western Digital Corporation, a Delaware corporation, as Holdings, the Lenders and the Administrative Agent. All capitalized terms used and not defined herein shall have the meanings given thereto in the Credit Agreement or the applicable Loan Document referred to herein.

The Borrowers are required by Section 6.11 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor”.

Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Guaranteed Parties:

1. The New Subsidiary hereby agrees that by execution of this Agreement it is a Guarantor (as defined in the Guaranty) under the Guaranty as if a signatory thereof on the Closing Date, and the New Subsidiary (a) shall comply with, and be subject to, and have the benefit of, all of the terms, conditions, covenants, agreements and obligations set forth in the Guaranty and (b) hereby makes each representation and warranty set forth in the Guaranty. The New Subsidiary hereby agrees that (i) each reference to a “Guarantor” or the “Guarantors” in the Guaranty and the other Loan Documents shall include the New Subsidiary and (ii) each reference to the “Guaranty” as used therein shall mean the Guaranty as supplemented hereby. Without limiting the generality of the foregoing terms of this Paragraph 1, the New Subsidiary hereby, jointly and severally together with the other Guarantors, guarantees to the Administrative Agent, for the benefit of the Guaranteed Parties, as provided in the Guaranty, the prompt payment and performance of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. All notices and communications to the New Subsidiary shall be given to the addresses and otherwise made in accordance with Section 11.02 of the Credit Agreement; provided that notices and communications shall be directed to the New Subsidiary, at the address of Holdings set forth in Schedule 11.02 of the Credit Agreement.

3. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Guaranteed Parties of the guaranty by the New Subsidiary under the Guaranty upon the execution of this Agreement by the New Subsidiary.

4. The New Subsidiary hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is deemed a party and (b) it has received a copy of the Credit Agreement and the other Loan Documents and has reviewed and understands the same.

Exhibit F - Page 10

5. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

6. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature Pages Follow]

Exhibit F - Page 11

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

[ ],
as Guarantor

By:
Name:
Title:

Exhibit F - Page 12

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit F - Page 13